UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________

Dear Shareholder:

We invite you to attend our 2026 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) on Tuesday, May 19, 2026, at 11:00 a.m. (Eastern Time). The Annual Meeting can be accessed on the Internet at www.virtualshareholdermeeting.com/SRI2026. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.

The purpose of the Annual Meeting is to consider and take action on the following items of business:

(1)To elect nine directors, each for a term of one year;
(2)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026;
(3)To vote on an advisory resolution to approve executive compensation;
(4)To vote on a proposal to approve Amendment No. 1 to the 2025 Long-Term Incentive Plan to increase the number of shares available for issuance; and
(5)To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders at the close of business on March 27, 2026, the record date, are entitled to notice of and to vote at the Annual Meeting.

We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card in the envelope provided.

By order of the Board of Directors,

ROBERT M. LOESCH
Secretary

Dated: April 9, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2026:

This Proxy Statement and the Company’s 2025 Annual Report to Shareholders are also available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2026 Proxy Statement

STONERIDGE, INC.
2026 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2025 Annual Report to Shareholders, by providing access to both on the Internet at www.proxyvote.com. On or about April 9, 2026 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone call, or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2026 Annual Meeting Information

Date and Time:	Tuesday, May 19, 2026, at 11:00 a.m. (Eastern Time)
Virtual Meeting:	Access the meeting at www.virtualshareholdermeeting.com/SRI2026
Record Date:	March 27, 2026
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:

	Management Proposals	Board Vote Recommendation	Page for more information
1.	Elect nine directors named in this Proxy Statement	FOR ALL	5
2.	Ratify the appointment of Ernst & Young LLP	FOR	12
3.	Provide advisory vote on executive compensation	FOR	14
4.	Approval of Amendment No. 1 to the 2025 Long-Term Incentive Plan	FOR	14
Company Performance
In 2025, Stoneridge’s focused growth strategy, material and quality-related cost improvements, and structural cost control enabled us to navigate another year marked by challenging macroeconomic conditions and non-recurring events. Full year 2025 net sales decreased by $47.0 million, or 5.2%, compared to the prior year primarily due to lower volumes from lower customer production in most of our served markets, including the North American automotive and European and North American commercial vehicle end markets. This decline was partially mitigated by higher MirrorEye product sales, including the continued ramp-up of recently launched OEM programs in both Europe and North America, improved customer take rates and higher bus end market sales.
Operating income (loss) declined by $38.2 million in 2025 compared to the prior year primarily due to the impairment of fixed assets in our Control Devices segment of $21.6 million. Lower contribution from lower sales levels, SG&A costs related to the Control Devices strategic alternatives and higher business realignment costs also adversely impacted results. However, we were able to mitigate a portion of these adverse impacts through material cost improvement and quality-related cost improvements.
Net loss in 2025 increased by $86.3 million compared to the prior year, primarily due to lower operating income and the recognition of a valuation allowance for U.S. federal deferred tax assets.

i

(in thousands, except earnings per share and share price)	2025	2024
Net sales	$861,263	$908,295
Operating income (loss)	$(38,606)	$(381)
Net loss	$(102,835)	$(16,524)
Diluted loss per share attributable to Stoneridge, Inc.	$(3.70)	$(0.60)
Share Price at December 31	$5.79	$6.27
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 5.

				Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC	CEC
Natalia Noblet	49	2026	President and CEO of Stoneridge, Inc.
Aaron R. English	43	2026	Founder and Principal of 22NW, L.P.	✔
Ira C. Kaplan	72	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔		✔	✔	✔
Kim Korth	71	2006	President and CEO of 6th Avenue Group	✔		C	✔
William M. Lasky	78	2004	Retired, Former President and CEO and Board Chair of Accuride Corporation and Former President and CEO and Board Chair of JLG Industries, Inc.	✔*	✔	✔	C
Carsten J. Reinhardt	58	2023	Self-employed business consultant	✔	✔		✔
Sheila Rutt	57	2023	Chief Human Resources Officer of Hexion Inc.	✔		✔		C
Frank S. Sklarsky	69	2021	Retired, Former Executive Vice President and Chief Financial Officer of PPG Industries, Inc.	✔	C			✔
James Zizelman	65	2023	Strategic Advisor of Stoneridge, Inc.

AC	Audit Committee	CEC	Compliance and Ethics Committee
CC	Compensation Committee	C	Committee Chairperson
NCGC	Nominating and Corporate Governance Committee	*	Lead Independent Director
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026. For more information, see page 12.
Advisory resolution on executive compensation on the Say-on-Pay vote
We are asking our shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers. For more information, see page 14.
Amendment No. 1 to the 2025 Long-Term Incentive Plan
We are asking our shareholders to approve Amendment No. 1 to our 2025 Long-Term Incentive Plan (2025 LTIP) to increase the number of common shares available for issuance under the 2025 LTIP. We view having a long-term equity incentive program as a fundamental tool to attract and retain top talent. We are requesting approval of the amendment to add 2,650,000 shares to the number of shares reserved for issuance pursuant to the 2025 LTIP. For more information, see page 14.

Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives, and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2025 compensation program were as follows:
•Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•Annual Incentive Plan (AIP). The 2025 AIP payouts were based on (i) achieved consolidated and, where appropriate, divisional financial performance against pre-determined performance metrics and (ii) achieved Team-Oriented Strategic Initiatives.
•Long-Term Incentive Plan (LTIP). The 2025 long-term incentive (LTI) target values for each NEO were set at approximately the 50th percentile of our comparator group. The LTI target value was allocated 55% to the grant of performance share units (“Performance Shares”) and 45% to time-based restricted stock units (“RSUs”). The Performance Shares are earned over a three-year performance period based on achievement against Total Shareholder Return (“TSR”) relative to a group of peer companies. The RSUs cliff vest at the end of the three-year period.
For more information related to our executive compensation program, see page 28.
Corporate Governance Highlights
We believe that good corporate governance is key to achieving long-term shareholder value. We have adopted practices and policies that we believe serve the best interests of the Company and our shareholders, including:
•Seven out of nine director nominees are independent directors
•Three out of nine director nominees are female
•Diverse director backgrounds, professional experiences, and skills
•Ongoing review of board composition
•Independent Chairman of the Board who serves as the Board’s Lead Independent Director
•Separation of the Chief Executive Officer and Chairman of the Board roles
•Annual Election of all Directors
•Majority voting principle in uncontested director elections
•Independent directors regularly meet in executive session without management
•All Committee members are independent
•Shareholders’ ability to communicate with the Board
•Single class of stock with equal voting rights; one vote per Common Share
•Board establishment of a separate Compliance and Ethics Committee to oversee our Integrity Program
•Robust Integrity Program
•Code of Conduct
•Whistleblower Policy and integrity helpline reporting available in multiple languages
•Corporate Governance Guidelines
•Annual Board and Committee self-evaluations

•Meaningful stock ownership requirement for senior management and directors
•Annual advisory vote on named executive officer compensation
•Insider Trading and Pre-Clearance Policy, including prohibition against hedging and pledging of Company stock
•Review and approval of related party transactions
•Published Sustainability Report
•Adoption of a Modern Slavery Act Statement
•Board and Compliance & Ethics Committee oversight of environmental, social and governance (“ESG”) management
•Board and Audit Committee oversight of cybersecurity and information security management
•NYSE compliant Recovery Policy
Board Oversight of our Human Capital Management
The Board is actively engaged in oversight of the Company’s human capital management. Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including our President and Chief Executive Officer. In addition, the Board regularly receives reports from the Chief Human Resources Officer and Assistant General Counsel and is briefed on our employee engagement survey results. Board members also are active partners, engaging and spending time with our high potential leaders throughout the year at Board meetings and other events. The Board’s Compensation Committee oversees compensation and seeks to ensure it is aligned with creating long-term shareholder value. The Board’s Compliance and Ethics Committee oversees our Integrity Program, which is critical to driving our ethical culture and ensuring all employees are treated fairly and with respect.
Oversight of ESG Management
The Board provides oversight and guidance of the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to ESG matters. The Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies, and performance related to sustainability matters, corporate social responsibility, and ethics and compliance. The other Board committees receive updates and provide guidance on specific topics related to sustainability and other ESG-related topics that otherwise fall within their respective committee charters.
The Company’s internal cross-functional ESG Steering Committee continually works to refine Stoneridge’s overall ESG and sustainability efforts and meets regularly to oversee and monitor progress on our initiatives. The Company’s Director of Compliance and Environmental, Health and Safety (EH&S) leads the ESG Steering Committee, and the Chief Human Resources Officer and Assistant General Counsel provides oversight and champions our key ESG and sustainability initiatives. The Director of Compliance and EH&S provides regular updates to the Executive Leadership Team and the Compliance and Ethics Committee on the Company’s ESG initiatives, including the efforts of the internal cross-functional ESG Steering Committee.
CEO Transition
Effective April 1, 2026, Natalia Noblet became President and Chief Executive Officer of Stoneridge. Ms. Noblet succeeded James Zizelman, who stepped down as President and Chief Executive Officer on March 31, 2026 and will continue to be employed as a strategic advisor through May 20, 2026 to support the leadership transition. Mr. Zizelman continues to serve on the Board and has been nominated for re-election at the 2026 Annual Meeting.

STONERIDGE, INC.
PROXY STATEMENT
________________
The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 19, 2026, at 11:00 a.m. (Eastern Time), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held virtually. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SRI2026. You will need to have your 16-digit Control Number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the Proxy Materials and how to vote online on or about April 9, 2026.
Annual Report; Internet Availability
We are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2025 Annual Report to Shareholders to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice of Internet Availability in connection with our proxy solicitation materials will first be mailed on or about April 9, 2026 to all shareholders entitled to vote at the Annual Meeting and then we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained D.F. King & Co., Inc. at an estimated cost of $50,000, plus expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition, our employees, without any additional remuneration, may solicit proxies by telephone or other electronic means. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the nine director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2026; (iii) approve on an advisory basis the compensation of our Named Executive Officers and (iv) approve Amendment No. 1 to the 2025 Long-Term Incentive Plan.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.

Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•signing and delivering a later-dated proxy;
•voting again by Internet or telephone prior to 11:59 p.m. (Eastern Time) on May 18, 2026 (only the latest vote you submit will be counted);
•giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 18, 2026); or
•voting at the Annual Meeting.
If you hold your common shares in “street name,” in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdermeeting.com/SRI2026
You will need to have your 16-digit Control Number included on the Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting. If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name) the control number is issued to you by your bank, broker or other holder of record.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (Eastern Time), on May 19, 2026. Please allow ample time for online check-in, which will begin at 10:45 a.m. (Eastern Time) on May 19, 2026.
If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SRI2026.
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders at the close of business on the record date, March 27, 2026, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 28,235,245 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.
Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may vote:
•By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 until 11:59 p.m. Eastern Time on May 18, 2026. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. Eastern Time on May 18, 2026. Please have your Notice of Internet Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
•At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdermeeting.com/SRI2026 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.
Street Name Holders
•If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other holder of record to vote these shares. If you are a street name holder and wish to vote during the virtual annual meeting you may use the 16-digit control number provided by your bank, broker or other holder of record. However, you are encouraged to vote in advance of the Annual Meeting by telephone, Internet or mail even if you plan to participate in the Annual Meeting via the Internet.
•If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve the compensation of our Named Executive Officers (“Proposal 3”), or the vote on the proposal to approve Amendment No. 1 to the 2025 Long-Term Incentive Plan (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of April 1, 2026, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
5% or Greater Stockholders
Aron R. English(2)	2,320,570	8.2%
22NW Fund, LP(3)	2,297,092	8.1

Named Executive Officers and Directors
Aron R. English(2)	2,320,570	8.2
William M. Lasky	187,666	*
Ira C. Kaplan(4)	144,718	*
Kim Korth	131,021	*
Frank S. Sklarsky	75,357	*
Sheila Rutt	65,539	*
Carsten J. Reinhardt	62,887	*
James Zizelman(5)	37,939	*
Matthew R. Horvath(6)	18,994	*
Susan C. Benedict	17,244	*
Ferraiolo Caetano Roberto	12,996	*
Rajaey Kased(7)	8,610	*
Natalia Noblet	—	*
All Executive Officers and Directors as a Group (13 persons)(8)	3,113,133	11.0
*    Less than 1%
(1)Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)Includes 2,297,092 shares reported as beneficially owned by 22NW on a Schedule 13D/A filed with the SEC on February 26, 2026. Mr. English may be deemed to beneficially own the shares reported by 22NW by virtue of his control position with the general partner and/or investment manager of 22NW. Mr. English disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 23,478 common shares owned by Mr. English directly, which are deemed outstanding for purposes of computing Mr. English’s percentage ownership but not for computing the percentage of ownership of any other person.
(3)Based solely on a Schedule 13D/A filed with the SEC on February 26, 2026 by 22NW Fund, LP (“22NW”), 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc., and Aron R. English, each of whom is a reporting person, (2,297,092 both sole voting and dispositive power). The address of each reporting person is 590 1st Ave. S, Unit C1, Seattle, Washington 98104. The filing identifies Aron R. English as managing member of the GP and indicates he may be deemed to beneficially own the shares reported by 22NW. See footnote 2 to Mr. English’s ownership.
(4)Represents 95,046 common shares held in a trust, of which Mr. Kaplan is trustee and 49,672 common shares owned by Mr. Kaplan directly.
(5)Represents 6,500 common shares held in a trust, of which Mr. Zizelman is trustee and 31,439 common shares owned by Mr. Zizelman directly.
(6)Mr. Horvath resigned from the Company effective March 31, 2026. Mr. Horvath is no longer subject to reporting obligations under Section 16 of the Securities Exchange Act for the Company.
(7)Mr. Kased is not currently an executive officer. He served as a named executive officer for fiscal 2025 and ceased serving as an executive officer in January 2026, in connection with the sale of the Control Devices division. The ownership information is based on Mr. Kased’s most recent Form 4 filing. Mr. Kased is no longer subject to reporting obligations under Section 16 of the Securities Exchange Act for the Company.
(8)In calculating this line, shares that may be deemed beneficially owned by more than one person (e.g., shares reported by 22NW that may also be deemed beneficially owned by Mr. English) have been counted only once.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors is currently fixed at nine. At the Annual Meeting, shareholders will elect nine directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nine nominees listed below be elected to the Board. At the Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted “For” the election of the nine nominees named below.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the nominees who receive the most votes cast “For” their election are elected as directors. Votes withheld and broker non-votes will not affect the election of directors. Broker non-votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. The maximum number of nominees to be elected is nine and the proxies cannot be voted for a greater number of persons than the number of nominees named.
Majority Voting Principle
Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” than votes “For” must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nine nominees.
Nominees to Serve for a One-Year Term Expiring in 2027

Aron R. English
Mr. English, 43, has served as director since 2026. He is the founder and has served as the Portfolio Manager of 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, since 2014. Previously, Mr. English served as the director of research at Meson Capital Partners LLC, an investment firm, in 2014. Prior to that, he served as director of research at RBF Capital, LLC, a provider of wealth management and financial services, from 2010 until 2013, after initially serving as a research analyst at the firm from 2008 to 2010. Mr. English served as a research assistant at McAdams Wright Ragen Inc., an investment firm, from 2006 until 2008. Mr. English has served on the board of directors of Anebulo Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance addiction, since 2020. Mr. English served on the board of directors of DIRTT Environmental Solutions Ltd., a technology-driven interior construction company, from April 2022 until July 2025. Mr. English is a CFA charterholder and earned his B.A. in English Literature with Honors from the University of Washington.

The Company believes Mr. English should serve as a director because he brings more than 20 years of experience as an investment professional with deep expertise in capital markets, financial analysis, and long-term value creation which strengthen the Board’s collective qualifications, skills and experience.

Ira C. Kaplan
Mr. Kaplan, 72, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight on best practices to the Board, in addition to his professional experiences, which strengthen the Board’s collective qualifications, skills and experience.

Kim Korth
Ms. Korth, 71, has served as a director since 2006. Since July 2022, Ms. Korth has served as the Chief Executive Officer of Engauge Workforce Solutions LLC, a staffing and contract manufacturing firm. Since June 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Group, a firm focused on improving the sustainability and adaptability of small to medium manufacturing and distribution firms. Prior to that, from December 2012 until May 2017, Ms. Korth was the President and Chief Executive Officer and a director of Techniplas LLC, a privately held international group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth was the founder and owner of IRN Inc. from 1983 to 2014, a well-known firm focused on automotive supplier strategy issues.

Ms. Korth has also served on a variety of corporate boards (5 public companies and 12 private companies) over the course of her career, including Burke E. Porter Machinery Company, Shape Corp., Unique Fabricating, Autocam, and Unwired Technology. Ms. Korth currently serves on the Boards of Engauge Workforce Solutions LLC and she is Vice Chair of Garyline Inc.’s Board of Directors.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight on industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 78, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Mr. Lasky has served on the Board of Directors of NUARI since 2019. NUARI is a federally chartered 501(c)(3) non-profit that serves the national public interest through the interdisciplinary study of critical national security issues including rapid research, development, and education in cybersecurity, defense technologies, and information advantage. From 2011 through 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Natalia Noblet
Ms. Noblet, 49, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since April 2026. Prior to that, Ms. Noblet served as President of the Electronics Division since September 2024. Previously, Ms. Noblet served as the senior vice president EMEA region within ZF’s Commercial Vehicle Solutions division. In this capacity, she led profit & loss for the region, including strategy, planning, sales, procurement, and manufacturing. Prior to this, Ms. Noblet spent nearly two decades at WABCO, where she held progressively challenging roles across operations, sourcing and purchasing, project management, quality, Six Sigma Lean, and change management. Following WABCO’s acquisition by ZF in 2020, Ms. Noblet seamlessly transitioned into leadership positions within ZF, focusing on integration, quality assurance and profit & loss ownership. Ms. Noblet holds a master’s degree in international economic relations and a doctorate degree in economics and management science with a concentration in supply chain management, both from Wroclaw University of Economics and Business in Poland. She is a certified Six Sigma Master Black Belt.

The Company believes Ms. Noblet should serve as a director based on her extensive operational and leadership experience in the global commercial vehicle and automotive technology industries. Ms. Noblet's deep industry expertise, her proven track record of operational leadership in global technology-driven businesses, and her thorough understanding of Stoneridge's products and markets strengthen the Board’s collective qualifications, skills and experience.

Carsten J. Reinhardt
Mr. Reinhardt, 58, was elected to the Board of Directors in February 2023. Mr. Reinhardt currently provides independent business consulting services that support enterprise strategy, operations improvement, sales growth, product management, human capital development, and mergers and acquisitions to various public and private companies in Europe and North America. From 2012 to 2016, Mr. Reinhardt served as President and Chief Executive Officer of Voith Turbo and as a member of the Board of Management of Voith Group, Heidenheim, Germany. Prior to that, from 2006 to 2011, Mr. Reinhardt served as an officer at Meritor Inc. as President of Commercial Vehicle Systems (2006 to 2009) and as Chief Operating Officer (2009 to 2011), with global responsibility for Meritor’s business segments including commercial truck, industrial/off-highway and aftermarket/trailer as well as manufacturing, research and development, purchasing and quality. From 1993 to 2006, Mr. Reinhardt served in various capacities at Daimler AG with increasing levels of responsibilities, concluding as President and Chief Executive Officer of Detroit Diesel Corporation from 2003 to 2006.

From October 2016 to present, Mr. Reinhardt has served as the Vice Chairman of the Board of Grundfos Holding A/S, Bjerringbro, Denmark, a privately-held global market leader providing fluid management and water treatment solutions. From 2017 to present, Mr. Reinhardt has served as a member of the Supervisory Board of SAF-Holland SE, Bessenbach, Germany, where he was a member of the Audit Committee from 2017 to 2023, and a member of the Nomination and Compensation Committee from 2023 to present. SAF-Holland is a publicly traded company in Germany and a leading Tier 1 supplier to the commercial vehicle industry. Mr. Reinhardt also serves as chairman of the advisory board for tmax Holding GmbH, Mannheim, Germany, a specialty supplier of high-temperature insulation technologies, and is a member of the advisory board for Beinbauer Automotive GmbH, Buechlberg, Germany, a machining supplier to commercial vehicle and off-highway OEMs. From January 2024 until present, Mr. Reinhardt has been a member of the supervisory board of Samson AG, a privately held manufacturer of industrial valve and controls technology, based in Frankfurt, Germany.

The Company believes that Mr. Reinhardt should serve as a director because he has 33 years of experience in the global commercial vehicle industry (17 years in North America and 16 years in Europe) and provides in-depth industry knowledge in the Company’s business, especially the commercial vehicle industry, business acumen and leadership to the Board as a result of his three decades of experience in the commercial vehicle and automotive industries, including executive leadership roles with some of the world’s leading commercial vehicle manufacturers and suppliers. Mr. Reinhardt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Sheila Rutt
Ms. Rutt, 57, has served as a director since March 2023. Since July 2023, Ms. Rutt has served as the Senior Vice President and Chief Human Resources Officer of Hexion Inc., an advanced specialty chemical company. In addition, Rutt has served as a Partner at ConquerAI since December 2025, supporting organizations on the integration of artificial intelligence into workforce strategy and organizational readiness. Ms. Rutt served as the Chief Human Resources Officer of Culligan International, a water treatment and filtration company, from May 2021 to July 2023. From 2017 to 2020, Ms. Rutt was Executive Vice President, Chief Human Resources Officer of RR Donnelley (NYSE: RRD), a Fortune 500 global integrated communication company providing marketing solutions, multichannel business communications, commercial printing and related services. Prior to that, from 2000 to 2017, Ms. Rutt spent 17 years with Diebold Nixdorf Incorporated (NYSE: DBD), a company that automates, digitizes and transforms the way people bank and shop, serving in a variety of management roles, ultimately serving as the Chief Human Resources Officer (2005-2017). Ms. Rutt has a master’s degree in business administration from Walsh University (2004) and a PhD in industrial/organizational psychology from the University of Akron (1996).

The Company believes that Ms. Rutt should serve as a director because she is a recognized leader in human resource management, in structuring transforming organizations, as well as elevating and enhancing a company’s corporate culture. Ms. Rutt has a strong track record of aligning human capital strategies with business priorities to drive performance and strengthen leadership pipelines.The Board believes that Ms. Rutt’s experience will help the Company continue to foster a performance-based and inclusive culture focused on accountability and collaboration, and that her background and experience will assist the Board with the Company’s transformation and long-term strategy. Ms. Rutt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Frank S. Sklarsky
Mr. Sklarsky, 69, has served as a director since 2021. Mr. Sklarsky is currently Vice-Chairman of the board of trustees and a member of the executive committee at Rochester Institute of Technology. From 2019 to 2024, Mr. Sklarsky served on the board of directors of the privately held company, Nexa3d, Inc. From 2018 to 2022, Mr. Sklarsky was a director and chairman of the audit committee at the privately held company Cenveo Worldwide Ltd. From 2012 to 2017, Mr. Sklarsky was a director and a member of the audit and compensation committees of Harman International (NYSE: HAR). From 2013 to 2017, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of PPG Industries, Inc. (NYSE: PPG). From 2010 to 2012, he was Executive Vice President and Chief Financial Officer of Tyco International. From 2006 to 2010 he was Executive Vice President and Chief Financial Officer of Eastman Kodak Company (NYSE: KODK). From 2004 to 2006, he was Executive Vice President and Chief Financial Officer of Conagra Foods, Inc. (NYSE: CAG). Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and Procurement. He also served in executive finance positions with Dell, Inc. He started his career as a CPA at Ernst & Young LLP.

Mr. Sklarsky qualifies as an audit committee financial expert due to his extensive accounting and financial background built through his experience in public accounting and his service as CFO at several large public companies. In his prior chief financial officer positions at four Fortune 200 companies, Mr. Sklarsky was intimately involved in oversight and discussions with the firms’ IT departments related to cybersecurity matters. In addition to his professional, accounting and finance experience described above, the Company believes that Mr. Sklarsky should serve as a director because he provides vast experience in CFO roles, as well as the comprehensive management and leadership experience he has gained as a senior executive at multiple global corporations, which strengthen the Board’s collective qualifications, skills and experience.

James Zizelman
Mr. Zizelman, 65, currently serves as a Strategic Advisor to the Company until his retirement in May 2026, and formerly served as President and CEO from January 2023 until March 2026. Prior to that, Mr. Zizelman served as President of the Control Devices Division since April 2020. Previously, Mr. Zizelman served as the Vice President of Engineering and Program Management for Aptiv from December 2017 to March 2019. Mr. Zizelman was employed at Delphi for more than 20 years, where he was last a Vice President of Engineering from 2016 to 2017.

Mr. Zizelman's extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. As President and CEO of the Company, Mr. Zizelman showcased decades of experience where he was instrumental in the development and production of both technical and business strategies, resulting in the introduction of dozens of new products, many of which were industry firsts, bringing significant business growth. Mr. Zizelman's rigorous and disciplined approach to execution, along with the development and implementation of innovative business and engineering processes, quality systems, and operational excellence, substantially improved business performance. Mr. Zizelman instilled an organizational culture of transparency, collaboration, and respect to ensure maximum performance with the application of strong business and technical strategies and processes. Mr. Zizelman provides valuable insight to the Board and strengthens the Board's collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board anticipates appointing Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2026. For 2025, EY was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. Representatives of EY are expected to be present at the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of EY to serve as our independent registered public accounting firm for 2026.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of EY, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2026 if it determines that such a change would be in the best interests of the Company and our shareholders.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or represented by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal; however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Registered Public Accounting Firm
For the fiscal years ended December 31, 2025 and 2024 we retained EY to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by EY, taking into account whether the provision of non-audit-related services is compatible with maintaining EY’s independence.

	2025	2024
Audit Fees	$2,848,000	$2,511,700
Audit Related Fees	343,500	146,000
Tax Fees	—	120,200
All Other Fees	—	—
Total Fees	$3,191,500	$2,777,900
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, certain international statutory audits, and other services that are normally provided by the independent registered public accountant firm in connection with regulatory filings.
Audit-Related Fees. Audit related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, and consist primarily of due diligence services in connection with acquisitions and divestitures and other attest services.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by EY during fiscal year 2025, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.
Audit Committee Report
The following Audit Committee Report shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, shall not be deemed soliciting material, and shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the report by reference therein.
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of three directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2025, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communication with the Audit Committee concerning independence. The Audit Committee discussed EY’s independence with EY. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence.
The Audit Committee discussed with our Director of Internal Audit and EY the overall scope and plans for their respective audits. The Audit Committee also met with the Director of Internal Audit and EY to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Director of Internal Audit and EY, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal year 2025 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee
Frank S. Sklarsky, Chairman
William M. Lasky
Carsten J. Reinhardt

PROPOSAL THREE: SAY-ON-PAY
As required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 (Rule 14a-21(a)) (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Our Board of Directors, upon the recommendation of the Company’s shareholders, has elected to hold an annual advisory vote on the Company’s executive compensation practices.
At the Company’s 2025 Annual Meeting of Shareholders, 83% of the votes cast (meaning those votes cast For and Against but excluding abstentions and broker non-votes) on the say-on-pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base salary is set to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) generally represents 50-75% of each Named Executive Officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value.
The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
Vote Required for Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be considered as votes cast and therefore will have no effect on the outcome on this proposal.
PROPOSAL FOUR: APPROVAL OF AMENDMENT NO. 1
TO THE 2025 LONG-TERM INCENTIVE PLAN
The Company is seeking shareholder approval of Amendment No. 1 (the "Amendment") to the Stoneridge, Inc. 2025 Long-Term Incentive Plan (the "LTIP") to increase the number of common shares available for issuance under the LTIP. The Board approved the Amendment on March 17, 2026, subject to shareholder approval at the Annual Meeting. If approved by shareholders, the Amendment will become effective on the date of such approval.
Background
The LTIP was adopted by the Board on March 25, 2025 and approved by the Company's shareholders at the 2025 Annual Meeting of Shareholders on May 13, 2025. As originally approved, the LTIP authorized the issuance of 726,000 common shares. The LTIP is a key component of the Company's compensation program and assists the Company in achieving its goal of promoting long-term growth and profitability by enabling the Company to attract, retain and reward key employees, officers, directors and other key service providers, thereby aligning the interests of those individuals with those of the Company's shareholders.
As of April 1, 2026, there are 178,572 common shares remaining available for issuance pursuant to grants or awards under the LTIP. The Board has determined that additional shares are needed under the LTIP to enable the Company to continue to make equity-based awards as a critical component of its compensation program. By aligning compensation with performance, the Company believes that the use of share-based benefits as part of the Company's compensation package is of fundamental importance in promoting the Company's growth and continued success and is a substantial benefit to the Company's shareholders.
On April 1, 2026, the closing price of common shares of the Company on the New York Stock Exchange was $4.93 and approximately 35 officers, key employees and non-employee directors would be eligible to participate in the LTIP.
Summary of the Amendment
The Amendment makes the following changes to the LTIP:
•Increase in Share Reserve. The Amendment amends and restates Section 3(a) of the LTIP to increase the total number of common shares reserved and available for awards under the LTIP by 2,650,000 from 726,000 to 3,376,000. The increased share reserve is also the maximum number of shares that may be issued subject to incentive stock options under the LTIP.
•Effective Date Provision. The Amendment also amends Section 17 of the LTIP to reflect that the original LTIP was adopted by the Board on March 25, 2025 and approved by shareholders on May 13, 2025, and that the Amendment was approved by the Board on March 17, 2026 and is subject to shareholder approval. The Amendment will become effective on the date of shareholder approval.
•No Other Changes. Except as described above, the Amendment does not modify or amend any other terms or provisions of the LTIP. The LTIP, as amended by the Amendment, will remain in full force and effect in accordance with its terms.
Considerations for Approval of Amendment No. 1 to the LTIP
In determining the number of shares of common stock to request for approval to reserve for issuance under the Plan, our management team and the Compensation Committee of the Board (the “Committee”) worked with Meridian Compensation Partners to evaluate a number of factors, including our recent share usage under the LTIP, anticipated share usage under the LTIP, and criteria expected to be examined by institutional proxy advisory firms in evaluating our proposal for the LTIP. Specifically, our management team and the Committee considered the following:
Burn Rate
We manage our long-term shareholder dilution by closely managing the number of equity awards granted annually and regularly engaging with our compensation consultant. We grant what we believe is an appropriate amount of equity necessary to attract, reward and retain employees.
Equity burn rate is calculated by dividing (i) the number of shares of common stock subject to equity awards granted during the fiscal year (after taking into account adjustments to performance-based awards for actual performance) by (ii) the weighted average number of shares outstanding for the fiscal year.
Our burn rate for the past three fiscal years has been as follows:

Fiscal Year	Stock Options or SARs Granted	Full Value Awards		Stock Options + Full Value Awards	Weighted Average Basic Number of Shares of Common Stock Outstanding	Burn Rate
		RSUs Granted	PSUs Vested
2025	—	673,965	42,434	716,399	27,797,000	2.58%
2024	—	200,518	13,182	213,700	27,596,000	0.77%
2023	—	253,630	6,289	259,919	27,443,000	0.95%

The Board believes that we have used equity in a reasonable manner, with a three-year average burn rate of approximately 1.43% of our common shares outstanding.
Expected Share Pool Duration
Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the Plan will be sufficient to provide awards for approximately two to three years. However, the actual duration of the share reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards.
Total Potential Dilution
Our equity plan dilution rate (or overhang) as of April 1, 2026 was 7.1% (calculated by dividing (1) the number of shares subject to awards outstanding plus the total number of shares remaining available for grant under the LTIP and 2016 Long-Term Incentive Plan (“2016 LTIP”), by (2) the total number of common shares outstanding). As of April 1, 2026, the shares remaining available under the LTIP and 2016 LTIP and shares subject to outstanding awards represented 0.6% and 6.5% of our current overhang, respectively. As shown in the table below, if shareholders approve the Amended LTIP, the issuance of 2,650,000 additional shares under the Amended LTIP would increase our total potential dilution rate by 9.4% to 16.5%.
Share Information on Equity Compensation Plans as of April 1, 2026
The following table provides information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of April 1, 2026 (1) (except as otherwise noted):

Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and performance-based share awards (performance shares))(2)	1,834,242
Total number of shares remaining available for future grant under the LTIP(3)	178,572
Total number of shares of common stock outstanding as of the Record Date	28,235,245
(1) The Company did not have any stock options or stock appreciation rights outstanding as of April 1, 2026.
(2) Assumes performance share awards will vest and pay out based on (i) maximum performance levels being achieved for the 2024-2026 awards and (ii) target performance levels being achieved for the 2025-2027 and 2026-2028 awards.
(3) Represents the total number of shares available for future awards under the LTIP reflecting 2026-2028 performance share awards at target payout. Our 2016 LTIP had 225,291 shares remaining available as of April 1, 2026 assuming (i) maximum performance levels being achieved for the 2024-2026 performance share awards and (ii) target performance levels being achieved for 2025-2027 performance share awards. The Company will not make any grants under the 2016 LTIP on or after April 1, 2026 through the 2016 LTIP’s expiration date. The 2016 LTIP will expire under its terms on May 10, 2026. The LTIP and 2016 LTIP were our only active equity compensation plans as of April 1, 2026. The Board terminated the Directors’ Restricted Shares Plan in December 2025.
Summary of Material Terms of the LTIP (as Amended)
The following is a summary of the material terms of the LTIP, as amended by the Amendment. This description is subject to and qualified by reference to the full text of the LTIP and the Amendment, copies of which are attached as Appendix A.
Purpose. The purpose of the LTIP is to promote the Company's long-term growth and profitability by enabling the Company to attract, retain and reward key employees, officers, directors and other key service providers to the Company and to strengthen the common interests of such persons and the Company's shareholders by offering them equity or equity-based incentives.

Eligibility. Employees, consultants, directors and other service providers of the Company and its subsidiaries and affiliates are eligible to receive awards under the LTIP. The Compensation Committee determines who will receive awards and the terms and conditions of such awards.
Share Reserve. As amended by the Amendment, the LTIP reserves 3,376,000 common shares for issuance pursuant to grants or awards. Shares subject to awards granted under the LTIP that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the LTIP. In addition, shares issued pursuant to awards under the LTIP that are forfeited will become available for future grant under the LTIP. The maximum number of shares subject to stock options that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the "Code") will be equal to the total share reserve.
Share Counting and Recycling. Shares subject to awards that are forfeited, terminated, or expire without issuance will again be available for grant under the LTIP. However, the following shares will not return to the share reserve: (i) shares tendered or withheld to pay the exercise price of an option or the base price of a share appreciation right; (ii) shares tendered or withheld to satisfy tax withholding obligations; (iii) shares that are not issued upon the net exercise of an option or share appreciation right; and (iv) shares repurchased with proceeds received from the exercise of an option.
Administration. The Compensation Committee administers the LTIP and determines who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards. Under the LTIP, the Compensation Committee may delegate its responsibilities as to the selection of and grant of awards to employees who are not executive officers of the Company or, subject to Section 16 of the Exchange Act, to the Company's management in a manner consistent with applicable law. The Compensation Committee has the authority to adopt, alter and repeal rules, guidelines and practices governing the LTIP as it considers advisable and to interpret the terms and provisions of the LTIP and any award issued under the LTIP.
Term. The LTIP will terminate ten years from the date it was approved by the Company's shareholders (May 13, 2035); no awards can be granted after the ten-year anniversary date of that approval.
Award Types. The LTIP authorizes the grant of stock awards, performance awards and other cash-based awards, including stock options that qualify as incentive stock options under Section 422 of the Code, stock options that do not qualify as incentive stock options, restricted shares, restricted share units, share units, share appreciation rights, performance shares, performance share units, and other cash- and share-based awards.
Award Terms and Limitations. Awards will be exercisable and/or vest at such time or times as the Compensation Committee determines. In general, restricted shares are non-transferable prior to vesting. Additionally, if any stock option or grant of restricted shares or restricted share units is exercisable or becomes vested only in installments or after specified exercise dates, the Compensation Committee may waive such exercise provisions and accelerate any exercise date based on such factors as the Compensation Committee shall determine in its sole discretion.
The exercise price of a stock option granted under the LTIP may not be less than 100% of the fair market value of the Company's common shares on the date the stock option is granted. With respect to an incentive stock option grant made to a participant who, on the date of grant, owns more than 10% of the total combined voting power of all classes of shares of the Company, the exercise price may not be less than 110% of the fair market value of the Company's common shares on the date of grant. The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years (five years in the case of qualified incentive stock options granted to 10% or more stockholders) from the date the stock option is granted. Without the prior approval of the Company’s shareholders and except as provided for in the case of equitable adjustments, no option or share appreciation award may be (i) amended to reduce the exercise price or the base price thereof, as applicable; (ii) cancelled in exchange for the grant of any new option or share appreciation award with a lower exercise price or base price; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the exercise price of the option or the base price of the share appreciation award is greater than the current fair market value of a Company common share.
Non-Employee Director Limits. Subject to a limitation of $400,000 for those directors serving on special committees or as the lead independent director or chairperson of the Board, or who first commences service on the Board, the maximum number of common shares subject to awards granted during a single calendar year to any one non-employee director of the Company, taken together with any cash fees paid to that non-employee director during the fiscal year and the value of awards granted under any other equity compensation plan of the

Company during the fiscal year, shall not exceed $350,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).
Adjustments. In the event of any dividend (other than a regular cash dividend) or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, acquisition, split-up, spinoff, combination, repurchase, liquidation, dissolution, or sale of all or substantially all of the Company's assets, or exchange of shares or other securities of the Company, or other similar corporate transaction or event, the Compensation Committee may adjust (i) the number of shares with respect to which awards may be granted or awarded, (ii) the number of shares subject to outstanding awards, (iii) the grant or exercise price with respect to any award, and (iv) the applicable limitations for grants to a participant.
Change in Control. In the event there is a change in control (as defined in the LTIP) and a participant's termination of service within 24 months following such change in control, then (i) any stock options not previously exercisable and vested shall become fully exercisable and vested upon the termination of employment of the participant by the Company other than for cause or by the participant for good reason; (ii) any share appreciation rights shall become immediately exercisable upon such termination; (iii) the restrictions applicable to any restricted shares, restricted share units, performance shares, performance share units and other share-based awards shall lapse and such shares and awards shall be deemed fully vested upon such termination; and (iv) unless otherwise determined by the Committee, the payout of performance shares and performance share units shall be determined exclusively by the attainment of the performance goals established by the Committee.
Amendment and Termination. The Board may amend, alter, or discontinue the LTIP. The Board must submit to the Company's shareholders for approval any amendments to the LTIP that require shareholder approval under Section 16 of the Exchange Act or the rules and regulations thereunder or NYSE listing standards.
Equity Compensation Plan Information. See "Executive Compensation" on page 28, including "Compensation Discussion and Analysis" (page 28), "Summary Compensation Table" (page 41) and "Grants of Plan-Based Awards" (page 42) for information about awards made under the LTIP to the Company's Named Executive Officers.
Director Grants. The LTIP now serves as the plan for issuing annual compensation grants of restricted shares to independent directors. Previously, annual grants of restricted shares were made to independent directors under the Directors’ Restricted Shares Plan, which was terminated by the Board of Directors in December 2025.
U.S. Federal Income Tax Consequences
The following summary of the federal income tax consequences applicable to options awarded under the LTIP is only a general summary of the applicable provisions of the Internal Revenue Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to a participant may vary depending upon his or her particular circumstances. This summary is intended only as a brief description of current U.S. federal income tax consequences and is not tax advice. Participants should consult their own tax advisors regarding the tax treatment of awards.
Withholding. The Company (and, if applicable, its subsidiaries) may withhold taxes as required by law from any amounts payable or deliverable under an award, including by withholding shares otherwise deliverable or by requiring a cash payment, subject to the terms of the plan and applicable award agreement.
Any award may provide that the participant may elect, in accordance with any conditions set forth in such award, to pay any withholding taxes in shares; provided that, the participant, by accepting any non-cash award, will be deemed to instruct and authorize the Company or its delegates for such purpose to sell on his or her behalf a whole number of shares having a fair market value, determined as of the date of withholding, not exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Company, and in any event in accordance with Company policies) from those shares issuable to the participant in payment of the award.
Incentive Stock Options (“ISOs”). An incentive stock option results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the participant. If the participant holds the shares received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares (generally the amount received in excess of the option price) is treated as a long-term capital gain. If the shares are disposed of within either two years of the date of grant or one year of the date of exercise (i.e., a "disqualifying disposition"), then the participant will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be either a long-term or a short-term capital gain depending on whether the participant has held the shares for more than one year. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the participant's income as compensation. The participant's basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.
Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, the Company will be allowed a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation recognized by the participant. The participant's basis in such common shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.
If a non-qualified option is exercised by tendering previously owned common shares, the following generally will apply: a number of new common shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant's basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged. The participant will have compensation income equal to the fair market value on the date of exercise of the number of new common shares received in excess of such number of exchanged common shares; the participant's basis in such excess common shares will be equal to the amount of such compensation income; and the holding period in such common shares will begin on the date of exercise.
Restricted Stock. Unless a valid election is made under Section 83(b) of the Internal Revenue Code, a participant generally recognizes ordinary income equal to the fair market value of the shares (minus any amount paid for the shares) when the shares are no longer subject to a substantial risk of forfeiture or become transferable, and the Company generally is entitled to a corresponding deduction at that time. If a timely Section 83(b) election is made, the participant recognizes ordinary income on the grant date equal to the fair market value of the shares on that date (minus any amount paid), and no additional income is recognized upon vesting; however, if the shares are later forfeited, no tax refund is available for the income previously recognized.
Restricted Stock Units (RSUs). A participant generally recognizes ordinary income equal to the fair market value of the shares (or cash) delivered upon settlement of the RSUs, and the Company generally is entitled to a corresponding deduction at that time. RSUs are intended to comply with, or be exempt from, Internal Revenue Code Section 409A; settlement may be delayed if required to comply with Section 409A (including any six-month delay for “specified employees”).
Stock Appreciation Rights (SARs). Upon exercise of a SAR, a participant generally recognizes ordinary income equal to the cash and/or the fair market value of shares received on exercise, and the Company generally is entitled to a corresponding deduction at that time. SARs are intended to be exempt from Section 409A if granted with a base price at least equal to fair market value on the grant date and with no impermissible deferral features.
Performance Shares/Performance Share Units and Other Cash or Share Based Awards. A participant generally recognizes ordinary income when the award is paid or settled (in cash and/or shares) in an amount equal to the cash paid and/or the fair market value of any shares delivered, and the Company generally is entitled to a corresponding deduction at that time. If an award is subject to vesting or performance conditions, income is generally recognized only when those conditions are satisfied and the award is paid or settled. These awards are intended to comply with, or be exempt from, Section 409A; any required delay or fixed date payment schedule will apply to preserve compliance.
Dividends and Dividend Equivalents. No dividends or dividend equivalents are paid on unexercised options or unexercised SARs. Dividends or dividend equivalents credited on other awards (if any) generally are taxable as ordinary income when paid or when the underlying award is paid/settled (if subject to the same vesting/performance conditions), and the Company generally is entitled to a corresponding deduction at that time.
Because awards under the LTIP are granted at the discretion of the Compensation Committee, it is not possible to determine the benefits or amounts that will be received by any particular participant or group of participants under the LTIP in the future if the Amendment is approved.
Payment with Shares. When Shares subject to an award are used to satisfy any minimum required tax withholding, the participant will generally recognize gain or loss with respect to those shares. In this situation, the participant will recognize a short-term capital gain or loss, as the case may be, equal to the difference between the amount of the minimum required tax withholding satisfied by the shares over the participant’s tax basis, if any, in those shares.
If the participant uses shares he or she owns to pay, in whole or part, the exercise price of an option, no gain or loss will be recognized with respect to these shares. In this situation, however, the tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. The tax basis of the balance of shares received in excess of the number of shares delivered by the participant will be equal to the sum of the amount of the exercise price paid in cash or by check, if any, plus any amount the participant is required to recognize as income as a result of the exercise. Note, however, that if payment of the exercise price of an ISO is made with Shares acquired by an earlier exercise of an incentive stock option, and those shares have not been held for the required holding periods discussed above, payment in shares will result in the participant recognizing ordinary income.
Section 409A Compliance. Awards granted under the LTIP are intended to be exempt from or, in the alternative, comply with Section 409A of the Code. If it is determined that any amount to be paid to a "specified employee" (as defined in Section 409A) under the LTIP is considered "nonqualified deferred compensation" subject to Section 409A, then such payment, if made upon "separation from service" as defined in Section 409A, shall be delayed for six months and one day following the specified employee's separation from service. The Company cannot guarantee that the Awards, payments and benefits that may be made or provided under the LTIP will satisfy all applicable provisions of Code Section 409A. Participants are encouraged to discuss Code Section 409A with their own tax advisors, including the requirements under Code Section 409A and the consequences of the 20 percent excise tax plus interest.
The LTIP will not be qualified under Section 401(a) of the Code and will not be subject to the provisions of the Employee Retirement Income Security Act of 1974.
Individuals Subject to Non-United States Income Tax Laws. If you are subject to income (or other) taxes imposed by a jurisdiction other than the United States of America, the finance or tax director of your employment location may be able to provide you with basic tax information.
Vote Required for Approval
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Because this is a non-routine matter for which brokers do not have discretionary authority, broker non-votes will not be considered present and entitled to vote on this proposal and therefore will have no effect on the outcome of the proposal.
The Board of Directors recommends that you vote FOR Proposal Four.

CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance, and Compliance and Ethics Committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Stoneridge Integrity Helpline
We established the Stoneridge Integrity Helpline as part of our Integrity Program, which includes our Whistleblower Policy and Procedures. This policy encourages all employees, customers, business partners, and others to disclose any wrongdoing that may adversely impact the Company, the Company’s customers, shareholders, employees, investors, or the public at large. This includes, but is not limited to concerns involving accounting, auditing, and internal control matters. Concerned parties may report confidentially and anonymously (where allowed by local law), about any accounting, auditing, or other matter. Information regarding the Stoneridge Integrity Helpline is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:

Aron R. English	Kim Korth	Carsten J. Reinhardt	Frank S. Sklarsky
Ira C. Kaplan	William M. Lasky	Sheila Rutt
Annual Board and Committee Self-Assessments
Our Corporate Governance guidelines require that the Board and each Committee conduct an annual self-assessment. The self-assessment is intended to facilitate a candid assessment and discussion by the Board and each Committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each Committee conduct a self-assessment using questionnaires to facilitate the assessment. The Board and each Committee then review a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, cybersecurity and information security risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the Committees regarding risk oversight in their areas of responsibility.
The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations, and to operating with the highest standards of business ethics. The Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Conduct and Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements.

Oversight of Human Capital Management
The Company strives to create a welcoming work environment and inclusive culture that allows all employees to feel valued and have the confidence to do their jobs well. The Board understands the importance of an inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer and Assistant General Counsel across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy and the results of employee engagement surveys are regularly discussed with the Board, including retention, engagement and talent development.
Oversight of Environmental, Social and Governance (ESG) Management
The Board provides oversight and guidance on the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to these matters. The Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies, and performance related to sustainability matters, corporate social responsibility, and ethics and compliance. The other Board committees receive updates and provide guidance on specific topics related to sustainability and other ESG-related topics that otherwise fall within their committee charters.
The Company’s internal cross-functional ESG Steering Committee continually works to refine the Company’s overall ESG and sustainability efforts and meets regularly to oversee and monitor progress on our initiatives. The Company’s Director of Compliance and EH&S leads the ESG Steering Committee, and the Chief Human Resources Officer and Assistant General Counsel provides oversight and champions our key ESG and sustainability initiatives. The Director of Compliance and EH&S provides regular updates to the Executive Leadership Team and the Compliance and Ethics Committee on the Company’s sustainability initiatives including the efforts of the ESG Steering Committee.
Cybersecurity, Information Security and Data Privacy
The Company’s Board of Directors, as a whole, has oversight responsibility for our strategic and operational risks. The Board’s Audit Committee oversees the Company’s information security, cybersecurity and data privacy risk management program. The Audit Committee is responsible for board-level oversight of cybersecurity risk, and the Audit Committee regularly reports risks and compliance actions to the Board. As part of its oversight role, the Audit Committee receives reporting about the Company’s strategy, programs, incidents and threats, and other developments and action items related to cybersecurity regularly throughout the year, including through periodic updates from the Chief Information Officer. Additionally, ad hoc matters of interest, key risks and relevant industry news are provided to the Board and Audit Committee throughout the year as needed.
The Company’s cybersecurity activities align to the Center for Internet Security and Cybersecurity Controls.
The Company has established a cybersecurity policy which requires mandatory compliance of all Company directors, officers, employees, interns, consultants, and contractors. The Company has also established cybersecurity and information security awareness training programs. Employees with access to the Company’s network receive annual training on topics such as phishing, malware, and other cybersecurity risks. Training is administered and tracked through online learning modules. The Board receives cybersecurity awareness training on a periodic basis. This training is to raise awareness of typical security risks as well as new and evolving risks to our Company.
Insider Trading and Pre-Clearance Policy
Our Insider Trading and Pre-Clearance Policy governs the purchase, sale or other disposition of the Company’s securities by directors, officers and employees. The Insider Trading and Pre-Clearance Policy promotes compliance with insider trading laws, rules and regulations, and NYSE listing applicable standards.
Anti-Hedging Policy
Our Insider Trading and Pre-Clearance Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading and Pre-Clearance Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.

Anti-Pledging Policy
Our Insider Trading and Pre-Clearance Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading and Pre-Clearance Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2025 the Board held seven meetings. Each Board member attended at least 75% of the meetings of the Board and of the Committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2025 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. Other than Ms. Noblet, the Company’s President and CEO and Mr. Zizelman, the Company’s former President and CEO, all directors are independent.
Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board because the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction of the Company and management of our day-to-day operations.
Committees of the Board
The Board has four standing Committees to facilitate and assist the Board in the execution of its responsibilities. These Committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance, and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the current composition of the Board’s Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
William M. Lasky	Ira C. Kaplan	Ira C. Kaplan	Ira C. Kaplan
Carsten J. Reinhardt	Kim Korth*	Kim Korth	Frank S. Sklarsky
Frank S. Sklarsky*	William M. Lasky	William M. Lasky*	Sheila Rutt*
	Sheila Rutt	Carsten J. Reinhardt
* Committee Chairperson
Audit Committee
This Committee held eight meetings in 2025. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Sklarsky qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, under the Sarbanes-Oxley and the NYSE rules mandated by the SEC, members of the Audit Committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to Audit Committee members of NYSE listed companies.

Compensation Committee
This Committee held four meetings in 2025. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing the Company’s compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2025, the Compensation Committee retained Meridian Compensation Partners (“Meridian”) to provide compensation-related consulting services. Specifically, these compensation consultants provided relevant market data, current trends in executive and director compensation and advice on program design. The Compensation Committee determined that its use of Meridian as compensation consultants during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4) under the Exchange Act. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This Committee held three meetings in 2025. The purposes of the Nominating and Corporate Governance Committee are to (a) evaluate the qualifications of director nominees; (b) recommend candidates for election as directors; (c) make recommendations concerning the size and composition of the Board; (d) develop and implement our corporate governance policies; and (e) assess the effectiveness of the Board.
Compliance and Ethics Committee
This Committee held four meetings in 2025. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program; (b) the Company’s compliance with legal and regulatory requirements in collaboration with the Audit Committee; (c) the Company’s ESG initiatives, and (d) the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations, and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this Committee for that year’s election of directors at the Annual Meeting of Shareholders.
In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•the name and address, as they appear on the Company’s books, telephone number and email of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•the full legal name, address, email address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;

•a written acknowledgment by the individual being recommended that he or she has consented to the recommendation, and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•the disclosure of any relationship of the individual being recommended with the Company or any of the Company’s subsidiaries or affiliates, whether direct or indirect; and
•the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).
The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, experience, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so.
In evaluating the suitability of director and senior leadership candidates, the Nominating and Corporate Governance Committee and the Board take into account many factors such as expertise in various business disciplines (e.g., finance, risk management, etc.), educational and professional background, analytical ability, diversity of experience and viewpoint in the context of the needs of the Board and the Company as the Company’s business evolves, and willingness to devote adequate time to Board or leadership duties. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information about them contained in the Recommendation Notices. In its recruitment process the Nominating and Corporate Governance Committee and Board will consider a pool of potential candidates reflecting diversity in gender, race, ethnic background, country of citizenship and professional experience. The Board often engages a third-party firm to assist with these searches to present a diverse pool of potential candidates. The Board believes that the backgrounds and qualifications of its directors and leadership team, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board and Company to fulfill its responsibilities. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 5 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2025. In addition, no Compensation Committee interlocks existed during 2025.
Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons
There were no reportable transactions involving related persons in 2025.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Compliance and Ethics Committee for evaluation and approval by the Committee, or if the Committee elects, by the full Board. If the transaction is determined to involve a related party, the Compliance and Ethics Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.
Human Capital Disclosure
As of December 31, 2025, Stoneridge employed approximately 4,200 full time and temporary employees in 14 countries, with about 86% located outside of the United States. Although we have no collective bargaining agreements covering U.S. employees, a significant number of employees located in Brazil, China, Estonia, Mexico, Netherlands, Sweden and the United Kingdom either (i) are represented by a union and are covered by a collective bargaining agreement, or (ii) are covered by a works council or other employment arrangements required by law. We work to ensure positive relations with our employees.
We strive to create a work environment that enhances employee engagement, fosters productivity, and is aligned with our values of Integrity, Accountability, Teamwork, Adaptability, Customer Orientation, and Social Responsibility. We know that our success is dependent on our employees’ engagement, performance, skills, and development. To that end, we have established talent management programs, which include but are not limited to the following:
•Periodic global employee engagement surveys and subsequent action planning
•Regular talent reviews for employee development and succession planning
•Feedback and coaching to ensure performance is aligned with our goals and strategic direction
•Delivery of Code of Conduct and global policy training
•New employee orientation with globally consistent and locally flexible messaging
•Frequent global and local “town hall” meetings and other communications
•Employee wellness programs
•Opportunities for community and charitable involvement
•Employee mentoring program
•Internship programs
When we hire new employees, we focus not just on the skills required for current positions, but the ever-changing complex skills and competencies that will be required as we move forward on our path to being the mobility industry’s integrated technology partner. We seek diverse sources for candidates, and we offer wages and benefits that are competitive in the markets where employees are located.
The Company is committed to creating diverse, equitable and inclusive workplaces that align with our core values and deliver sustainable business success. It is our mission to attract, advance and advocate for a diverse workforce that represents the communities around us. We challenge bias and strive to eliminate barriers through fair policies and practices. We are building an inclusive company where all employees can grow, excel, and contribute to our success in a meaningful way.
Our Human Resources function is an active and visible partner to the business at all levels. Our Chief Human Resources Officer and Assistant General Counsel reports directly to the Chief Executive Officer and interacts frequently with the Company’s Board of Directors. Our Human Capital focus will continue to be on employee engagement, employee and leadership development, and effective employee communications.

Environmental, Social and Governance Initiatives
The Company considers environmental, social and governance factors as part of its broader business strategy and risk management framework. These efforts are intended to support long-term shareholder value, effective workforce management and sustainable operations, while aligning with the Company’s operational and financial objectives.
Our culture and core values are central to how we operate and grow as a company. We recognize that conducting our business in a responsible way is important to all our stakeholders. Our core values include social responsibility:
We will operate our business and personally conduct ourselves in our workplace in a manner that supports employee safety, treats all equally and respectfully, benefits our communities and remains mindful of our impact on the environment.
The following policies and statements support the Company’s commitment to sustainability and corporate responsibility:
•Code of Conduct
•Global Human Rights and Working Conditions Policy
•Environmental Policy
•Health and Safety Policy
•Cybersecurity Policy
•Anti-Corruption Policy
•Policy Against Discrimination and Harassment
•Conflict Minerals Policy
•Modern Slavery Act Statement
•Whistleblower Policy
•Global Quality Agreement and Supplier Code of Conduct
The Company also demands accountability on these matters from its business partners. Our suppliers agree to follow the Company’s Global Quality Agreement and Supplier Code of Conduct. We expect that our suppliers will cascade similar expectations through their own supply chains. It is the responsibility of the supplier to verify and monitor compliance with this Code at its operations and its sub-suppliers’ operations.
We also believe transparency and accountability are critical to driving a more sustainable future. To this end, the Company provides annual public reporting on climate-related risks and opportunities through its annual Sustainability Report and other reporting and disclosures. Our sustainability-related reports and disclosures can be found on our Sustainability website at www.stoneridge.com/sustainability.
The Company’s dedication to sustainability is further reflected in our product portfolio, which is focused on sustainable solutions that align with market demand, regulatory compliance and customer requirements. We are committed to designing and manufacturing products that are applicable to evolving engine types and maintain sustainable attributes, including improving vehicle safety and efficiency and reducing greenhouse gas emissions. Refer to the Company’s Sustainability website at www.stoneridge.com/sustainability for more information.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board (the “Committee”) in 2025 as it relates to the compensation of our NEOs.
Named Executive Officers for 2025

Name	Title
James Zizelman	President & Chief Executive Officer
Matthew R. Horvath	Chief Financial Officer & Treasurer
Susan C. Benedict	Chief Human Resources Officer & Assistant General Counsel
Natalia Noblet	President Electronics
Rajaey Kased	President, Control Devices Division
2025 Overview
In 2025, Stoneridge was adversely affected by lower production volumes at our customers from lower demand in most of our served markets, which was partially offset by sales in our Electronics segment related to MirrorEye, including the ramp up of a previously launched European OEM program at the end of 2024 and two additional OEM program launches in North America that launched in 2025. Lower sales levels adversely affected gross margin contribution offset by direct material cost improvement and lower quality related costs relative to 2024. The Company incurred non-recurring expense for the recognition of a valuation allowance for U.S. federal deferred tax assets and the impairment of fixed assets in our Control Devices segment. We significantly increased cash provided by operating activities by reducing working capital levels, specifically lowering inventory through targeted actions and alignment with current production levels.
The actions of the Committee and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2025. Highlights from the year and our performance are as follows:
•Our business has continued to focus on profitable and sustainable growth by advancing our portfolio of advanced safety and vehicle efficiency technologies, deepening our MirrorEye customer relationships, and maintaining a clear strategic vision aligned with the industry's shift toward more automated and connected vehicles.
•Net sales decreased by 5.2% compared to the prior year due to lower customer production volumes in most of our served markets, including the North American automotive market and the European and North American commercial vehicle markets. This decline was partially mitigated by higher MirrorEye product sales, including the continued ramp-up of recently launched OEM programs in both Europe and North America, improved customer take rates and higher bus end market sales.
Net loss in 2025 increased by $86.3 million compared to the prior year, primarily due to lower contribution from lower sales levels, the impairment of fixed assets in our Control Devices segment, SG&A costs related to the Control Devices strategic alternatives, higher business realignment costs, unfavorable foreign exchange fluctuations and the recognition of a valuation allowance for U.S. federal deferred tax assets. In 2025, Consolidated Adjusted Operating Income was below threshold, which capped attainment on the other financial metrics at threshold—resulting in AIP payouts below target.
CEO Transition
Effective April 1, 2026, the Board appointed Natalia Noblet as President and Chief Executive Officer as part of the Company’s leadership succession planning process. Prior to her appointment as Chief Executive Officer, Ms. Noblet served as President of Electronics and was a named executive officer of the Company for fiscal year 2025.
James Zizelman stepped down as President and Chief Executive Officer effective March 31, 2026 and will continue to be employed as a strategic advisor through May 20, 2026 to support the leadership transition. Mr. Zizelman continues to serve on the Board and has been nominated for re-election at the 2026 Annual Meeting.

The compensation reported for Ms. Noblet in this proxy statement reflects her service as President of Electronics during fiscal year 2025 and does not reflect her compensation as Chief Executive Officer.
In connection with Ms. Noblet’s appointment, the Compensation Committee is finalizing her employment agreement as President and Chief Executive Officer. As of this proxy statement filing date, the employment agreement has not been finalized.
Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•Align total compensation with the objectives and strategies of our shareholders and business.
•Tie a substantial portion of our executive officers’ annual and long-term incentive compensation to quantifiable measures of the Company’s financial performance, with incentives not earned unless at least the minimum threshold performance is achieved.
Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.

Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or consolidated financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare and retirement benefits, and limited perquisites that align with our compensation philosophy.
Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the payouts realized under the annual and long-term incentive plans, as determined by results on the performance metrics. For awards under the long-term incentive plan, the value is also based on the price of our common shares. The following charts show the weighting of each element of 2025 total target annualized compensation for the CEO (Mr. Zizelman), and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

CEO
Base Salary 25%
Long-Term Incentive Target 50%
Annual Incentive Target 25%
Pay at Risk

Long-Term Incentive Target 40%
Base Salary 37%
Other NEOs
Pay at Risk
Annual Incentive Target 23%

Compensation Policies and Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals:
•Significant emphasis on performance-based compensation
•Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•Use of financial metrics in the annual and long-term incentive plan to incentivize executives to achieve key financial and operational results that support our business strategy
•Include caps on both the annual incentive plan and the long-term incentive plan
•Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•Maintain stock ownership guidelines for our executive officers and non-employee Directors
•Provide limited perquisites to executive officers
•Maintain anti-hedging and anti-pledging policies
•Maintain NYSE compliant compensation Recovery Policy
•Conduct an annual compensation risk assessment
•Use of an independent compensation consultant whose firm does no other work for the Company
Role of the Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•Ensures there is a clear, reasonable, and logical linkage between executive officer compensation programs and overall Company performance
•Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions
•Reviews, advises on, and approves new or revised compensation plans
Role of the Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•Appraising relevant trends and compensation developments in the market
•Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•Providing Comparator Group analysis
•Providing market data for the CEO position and other executive officers
In 2025, the Committee retained Meridian Compensation Partners (“Meridian”) as its independent compensation consultant.
Role of the CEO
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers. These recommendations take into account company and individual performance. While the Committee gives substantial weight to the CEO’s recommendations, it retains ultimate authority and responsibility for setting compensation for all executive officers.
Compensation Comparator Group
The Compensation Comparator Group is comprised of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we compete for executive talent. The Committee reviews and approves the Comparator Group annually. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. As of December 31, 2025, the Company was competitively positioned among our Comparator Group by total revenue. The table below shows the companies that comprised the 2025 Comparator Group:

Columbus McKinnon Corporation	Helios Technologies, Inc.	Standard Motor Products, Inc.
Commercial Vehicle Group, Inc.	Knowles Corporation	Standex International Corporation
Cooper-Standard Holdings Inc.	Littelfuse, Inc.	Strattec Security Corporation
CTS Corporation	Methode Electronics, Inc.	Superior Industries International, Inc.
Dorman Products, Inc.	Modine Manufacturing Company	The Shyft Group, Inc.
Gentex Corporation	Motorcar Parts of America, Inc.	Wabash National Corporation
Gentherm Incorporated	Rogers Corporation
Compensation Benchmarking
Our independent compensation consultant provides the Committee with market data at the 25th, 50th and 75th percentiles of the Company’s Comparator Group for base salary, target cash incentives, target total cash, long-term incentives, and target total direct compensation. The Committee generally uses the 50th percentile as the primary reference point when determining base salary, target annual incentives, and target long-term incentives, with the goal to position target total direct compensation at or around the 50th percentile of the Comparator Group. Target compensation for each named executive officer may vary above or below this reference point based on the Committee’s evaluation of the individual’s experience, performance and potential. Consistent with the Committee’s pay-for-performance philosophy, actual incentive payouts may exceed target levels when Company financial performance exceeds established goals and will fall below target levels when such goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2025 Annual Meeting of Shareholders, our executive compensation program received the support of approximately 83% of the votes cast on the Say-on-Pay proposal. The Committee takes this outcome seriously and recognizes that the level of support indicates concerns among a portion of our shareholders. In response, the Committee conducted a review of the Company’s executive compensation program to evaluate potential factors that may have contributed to the lower level of support. The Committee will continue to consider the results of the Say-on-Pay vote in its ongoing evaluation of the Company’s executive compensation program and will assess whether any changes are appropriate to further strengthen alignment between pay and performance.
Base Salary
Base salary sets the foundation of our compensation program for our executive officers. The annual cash incentive compensation targets and long-term incentive targets are established as a percentage of each named executive officer’s base salary. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, competitive market data, and other individual factors. In each case, due consideration is given to these individual factors, such as the officer’s experience, competencies, performance, and contributions. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee typically approves executive officer base salaries with an effective date of January 1st. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur. In 2025, there were no changes to any NEO’s base salary mid-year.
In 2025, the Committee approved an adjustment to Mr. Zizelman’s base salary to better align his compensation with the competitive market median, based on peer data provided by the Company’s independent compensation consultant. The Committee determined that his prior base salary was below market following his initial appointment and, after multiple years in the role, adjusted his compensation to a level more appropriately aligned with peers.
The table below shows change in base salary for each NEO from 2024 to 2025.

Executive Officer	2024	2025	Change
James Zizelman	$680,000	$900,000	32.4%
Matthew R. Horvath	$474,375	$495,722	4.5%
Susan C. Benedict	$387,608	$405,050	4.5%
Natalia Noblet (1)	$453,371	$473,772	4.5%
Rajaey Kased	$328,600	$336,815	2.5%
(1)Amounts reported for Ms. Noblet were earned in euros and converted to U.S. dollars for purposes of the base salary table using the December 31, 2025 USD/EUR exchange rate; the underlying euro base salaries were €386,000 and €403,370, respectively.
Annual Incentive Awards
Our executive officers and other key employees participate in our Annual Incentive Plan (AIP), which provides for annual cash payments based on the achievement of pre-established financial and non-financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance and the achievement of team-oriented strategic priorities. At the March 2025 Compensation Committee meeting, the Committee approved each NEO’s 2025 AIP target payout opportunity and the AIP’s performance metrics, goals and related payout levels. The AIP targets are expressed as a percentage of the executive officer’s base salary.

The table below shows change in Annual Incentive Plan Target for each NEO from 2024 to 2025.

Executive Officer	2024	2025
James Zizelman	100%	100%
Matthew R. Horvath	60%	70%
Susan C. Benedict	60%	60%
Natalia Noblet	60%	60%
Rajaey Kased	50%	50%
For 2025, the Compensation Committee selected a combination of Adjusted Operating Income, Adjusted Cash Flow, and Team-Oriented Strategic Initiatives to provide a balanced assessment of financial performance and operational and strategic execution. For purposes of the Annual Incentive Plan, Adjusted Operating Income and Adjusted Cash Flow were each calculated on a normalized basis, excluding items consistent with the Company's non-GAAP financial measure reconciliations as disclosed pursuant to Regulation G. For a reconciliation of Adjusted Operating Income and Adjusted Cash Flow, which are non-GAAP financial measures, to the most directly comparable GAAP financial measures, please refer to Appendix B to this proxy statement. Operating Income focuses executives on driving profitability, managing costs, and improving operating efficiency in a dynamic industry environment. Cash Flow promotes strong liquidity and disciplined capital allocation, supporting the Company’s ability to fund operations, navigate industry cyclicality, and invest in growth opportunities. The Team-Oriented Strategic Initiatives metric reinforces cross-functional collaboration and accountability for executing key initiatives, including operational improvements and strategic priorities critical to long-term value creation. Weightings for each metric vary by participant group, as illustrated below.

Performance Measures	Target Weightings
	CEO	CFO	CHRO & AGC	Electronics / Control Devices
Consolidated Metrics:
Adjusted Operating Income	50%	50%	50%	15%
Adjusted Cash Flow	30%	30%	30%	15%
Divisional Metrics:
Adjusted Operating Income				30%
Adjusted Cash Flow				20%
Team Oriented Strategic Initiatives	20%	20%	20%	20%
Financial performance targets are aligned with the Company’s approved budget for the performance period January 1, 2025 through December 31, 2025. Attainment for Adjusted Operating Income and Adjusted Cash Flow can range from 0% to 200% based on actual results: performance below threshold results in 0%, performance at threshold results in 50%, and performance at maximum or above results in 200%, with linear interpolation applied for results between threshold and target and between target and maximum. Team-Oriented Strategic Initiatives attainment can range from 0% to 150%. In addition, performance on Consolidated Adjusted Operating Income below threshold caps payout on other financial metrics (Consolidated Adjusted Cash Flow, Divisional Adjusted Operating Income, and Divisional Adjusted Cash Flow) at threshold, regardless of actual performance.
The stated objectives of the AIP include retaining and motivating key employees and rewarding them for performance aligned with the growth and profitability of the Company. In 2025, lower customer production volumes and demand softness across most served markets adversely affected our financial performance. As a result, the Consolidated Adjusted Operating Income was below threshold, capping payout levels for achievement against the Consolidated Adjusted Cash Flow, Divisional Adjusted Operating Income, and Divisional Adjusted Cash Flow metrics at threshold. AIP was earned by NEOs in 2025 as referenced in the table below.

The table below shows 2025 AIP performance measures and weightings, achieved results and performance target AIP earned.

Mr. Zizelman, Mr. Horvath & Ms. Benedict	Weight	Metric Target ($000)	Metric Achievement ($000)	Achievement
Consolidated Metrics:
Adjusted Operating Income	50%	$24.7	$(1.5)	0%
Adjusted Cash Flow (2)	30%	$20.8	$19.7	50%
Team Oriented Strategic Initiatives	20%			150%
Overall Weighted Achievement				45%

Ms. Noblet
Consolidated Metrics:
Adjusted Operating Income	15%	$24.7	$(1.5)	0%
Adjusted Cash Flow (2)	15%	$20.8	$19.7	50%
Divisional Metrics:
Adjusted Operating Income	30%	$43.0	$19.0	0%
Adjusted Cash Flow (2)	20%	$38.0	$36.4	50%
Team Oriented Strategic Initiatives	20%			100%
Overall Weighted Achievement				37.5%

Mr. Kased
Consolidated Metrics:
Adjusted Operating Income	15%	$24.7	$(1.5)	0%
Adjusted Cash Flow (2)	15%	$20.8	$19.7	50%
Divisional Metrics:
Adjusted Operating Income	30%	$8.6	$4.9	0%
Adjusted Cash Flow (2)	20%	$14.7	$12.9	50%
Team Oriented Strategic Initiatives	20%			100%
Overall Weighted Achievement				37.5%
The following table provides the total 2025 AIP targets and achievement for the Performance Period:

Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus	Discretionary Bonus(1)
James Zizelman	100%	45.0%	$900,000	$405,000	$—
Matthew R. Horvath	70%	45.0%	$347,005	$156,153	$—
Susan C. Benedict	60%	45.0%	$243,030	$109,364	$—
Natalia Noblet	60%	37.5%	$284,263	$106,600	$176,180
Rajaey Kased	50%	37.5%	$168,408	$63,153	$—
(1)In connection with Ms. Noblet’s recruitment, the Compensation Committee approved a one‑time sign‑on bonus to facilitate her transition into the role and to remain competitive in the external market. The sign‑on bonus was negotiated as part of Ms. Noblet’s initial employment agreement and was intended to offset compensation elements forfeited from her prior employer and support her acceptance of the position. The Committee viewed this payment as a non‑recurring award and not indicative of ongoing compensation levels.
(2)Consolidated Adjusted Cash Flow, Divisional Adjusted Operating Income, and Divisional Adjusted Cash Flow were capped at threshold achievement due to Consolidated Adjusted Operating Income not meeting the applicable threshold level.

Long-Term Incentive Awards
Overview. The Committee believes that long-term incentive awards are a key component of the executive compensation program, serving as a valuable motivation, retention, and alignment tool for management. These awards are designed to align interests of executives with those of shareholders by linking a significant portion of compensation to long-term Company performance and share price performance. Under our LTIP, executive officers may be granted share options, share units, performance shares, restricted common shares, and other equity-based awards.
Setting Target LTI Values. The Committee set each NEO’s 2025 LTI target value by considering competitive market data derived from our Comparator Group, and the executives’ responsibilities, performance, and potential contributions. The table below shows each NEO’s 2025 LTI target value.

Executive Officer	Targeted Value 2025 Grant
James Zizelman	$1,800,000
Matthew R. Horvath	$694,011
Susan C. Benedict	$526,565
Natalia Noblet	$255,945
Rajaey Kased	$252,611
The grant date fair value of the RSUs and Performance Shares awarded in 2025 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2025 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
Equity Pay Mix. The following chart shows the allocation of the LTIP awards among the equity that were granted in 2025 to our named executive officers:

TSR Performance
Shares, 55%
LTIP
Allocation
Time-Based
RSUs, 45%

2025 Equity Grants. In 2025, we granted to our named executive officers restricted stock units and performance shares, which are described below:
•Time-Based Restricted Share Units (“RSUs”) (45% of LTI target value): RSUs granted to our named executive officers provide strong retention value because the RSUs are subject to a three-year vesting period (i.e., the RSUs 100% vest at the conclusion of the performance period); provided that the executive officer is continuously employed by the Company through the end of that period. Upon vesting, the number of RSUs that vest is distributed in a like number of common shares.
•Performance-Based Share Units (“Performance Shares”) (55% of target LTI value) - Total Shareholder Return (“TSR”): Performance Shares are earned entirely based on the Company’s total shareholder return (“TSR”) over a three‑year performance period relative to the TSR of the Company’s 2025 TSR Comparator Group, consisting of the S&P United States SmallCap Value Automobiles and Components Index and any companies considered in Stoneridge’s Compensation Comparator Group that are not already included in this index. We believe the use of the TSR metric effectively aligns the interests of our named executive officers with those of our shareholders. The number of Performance Shares earned at the conclusion of the performance period will be settled in an equivalent number of shares of the Company’s common stock. No shares will be earned if the Company’s relative TSR percentile ranking is below the 25th percentile of the Comparator Group.
The following table shows the payout levels associated with our relative TSR percentile ranking.

SRI TSR v. Comparator Group	Shares Earned as a % of Target Shares(1)
>=75th percentile	200%
50th percentile	100%
25th percentile	50%
<25th percentile	—%
(1) Straight-line interpolation will be used between points
Stoneridge’s TSR Comparator Group established for the 2025 grant consisted of the following companies(1):

Adient plc	Dorman Products, Inc.	Lear Corporation	Rogers Corporation
American Axle & Manufacturing Holdings, Inc.	Faraday Future Intelligent Electric Inc.	Littelfuse, Inc.	Standard Motor Products, Inc.
Autoliv, Inc.	Garrett Motion Inc.	Lucid Group, Inc.	Standex International Corporation
BorgWarner Inc.	Gentex Corporation	Luminar Technologies, Inc.	Strattec Security Corporation
Columbus McKinnon Corporation	Gentherm Incorporated	Methode Electronics, Inc.	The Goodyear Tire & Rubber Company
Commercial Vehicle Group, Inc.	Harley-Davidson, Inc.	Modine Manufacturing Company	THOR Industries, Inc.
Cooper-Standard Holdings Inc.	Helios Technologies, Inc.	Motorcar Parts of America, Inc.	Wabash National Corporation
CTS Corporation	Knowles Corporation	Patrick Industries, Inc.	Winnebago Industries, Inc.
Dana Incorporated	LCI Industries	QuantumScape Corporation
(1)The Shyft Group, Inc. and Superior Industries International, Inc. were included in the original TSR Peer Group but were excluded due to delisting during the performance period.
Provided the executive officer remains continuously employed through the end of the performance period, and depending on performance relative to the target, the number of vested Performance Shares is prorated between the minimum and maximum amounts. The Performance Shares earned will be paid after the conclusion of the three-year performance period by the issuance of one common share for each Performance Share earned.
Timing of Equity Awards. The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once per year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer with equity-based compensation as a component. The Committee does not time the grant of equity awards in conjunction with the release of material nonpublic information.

2024 Grant Update
In 2024, Performance Shares were granted that may be earned after three years based on our average annual actual EPS and ROIC relative to the average annual budgeted EPS and ROIC over the three-year performance period. In the table below, the 2024 and 2025 targets and results on each of those metrics is shown, as well as the target for the 2026 tranche of the grant.
2024 LTIP Grant - EPS

Average Annual EPS	Target	Results
2024 Budgeted EPS	$0.30	($0.47)
+2025 Budgeted EPS	$0.01	($1.15)
+2026 Budgeted EPS	($0.58)	TBD
2024 LTIP Grant - ROIC

Average Annual ROIC	Target	Results
2024 Budgeted ROIC	5.4%	0.2%
+2025 Budgeted ROIC	3.6%	(1.0%)
+2026 Budgeted ROIC	0.3%	TBD
The TSR Peer Group for the 2024 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Dorman Products Inc	Methode Electronics Inc
Columbus McKinnon Corp	Franklin Electric Co Inc	Modine Manufacturing Co
Commercial Vehicle Group Inc	Gentex Corp	Rogers Corp
Cooper-Standard Holdings Inc	Gentherm Inc	Standard Motor Products Inc
CTS Corp	LCI Industries	Strattec Security Corp
Curtiss-Wright Corp	Littelfuse Inc	Visteon Corp
Donaldson Company Inc	Martinrea International Inc	Wabash National Corp
(1)CalAmp, CIRCOR International, and Superior Industries were in the original TSR Peer Group but have been excluded because they were acquired or delisted as a public company during the performance period.
2023 Grant Update
The performance period for the Performance Shares that were granted in 2023 ended on December 31, 2025. The shares vested on March 2, 2026, as shown below. No performance shares were earned during the performance period due to Company underperformance. These shares are included for the NEOs, as applicable, in the Outstanding Equity Awards at Year-End table.
2023 LTIP Grant - Performance Period Results

Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2023-2025)	Payout % of Target Shares
Time-Based RSU	3/13/2023	3/2/2026	45%	n/a	100%
Performance Shares - TSR	3/13/2023	3/2/2026	25%	10th percentile of Peer Group	0%
Performance Shares - EPS	3/13/2023	3/2/2026	20%	-548% of Target	0%
Performance Shares - ROIC	3/13/2023	3/2/2026	10%	20% of Target	0%

The TSR Peer Group for the 2023 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Dorman Products Inc	Methode Electronics Inc
Columbus McKinnon Corp	Franklin Electric Co Inc	Modine Manufacturing Co
Commercial Vehicle Group Inc	Gentex Corp	Rogers Corp
Cooper-Standard Holdings Inc	Gentherm Inc	Standard Motor Products Inc
CTS Corp	LCI Industries	Strattec Security Corp
Curtiss-Wright Corp	Littelfuse Inc	Visteon Corp
Donaldson Company Inc	Martinrea International Inc	Wabash National Corp
(1)Altra Industrial, CalAmp, CIRCOR International, and Superior Industries were in the original TSR Peer Group but have been excluded because they were acquired or delisted as a public company during the performance period.
Perquisites
We provide executive officers with limited perquisites. In 2025, these included an automobile allowance for Mr. Zizelman and, for Ms. Noblet, a separate allowance that replaced certain benefits and reimbursements previously provided through separate arrangements, including meal and eco vouchers, a monthly car allowance, and a monthly home office cost allowance. Ms. Noblet also received tax reimbursements or tax gross-up payments related to Company-provided benefits or expenses. We and the Committee believe these perquisites are reasonable and consistent with the overall compensation program and help the Company attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers. The incremental costs of these items for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations.
Mr. Zizelman Employment Agreement
On April 13, 2023, the Company and Mr. Zizelman entered into an Employment Agreement (the “Zizelman Employment Agreement”). The Zizelman Employment Agreement had an initial term of 11 months ending on December 31, 2023, and is automatically renewed for one year every year thereafter unless notice of termination is delivered by either party at least 90 days before the end of the current term. The Zizelman Employment Agreement provides for an annual base salary of $600,000 (which was $900,000 in 2025); participation in the Company’s AIP at a target of 100% of base salary; a monthly car allowance; and participation in the Company’s customary benefit plans for senior executive officers. In addition, under the Zizelman Employment Agreement the Company has agreed to grant Mr. Zizelman certain share-based awards under the Company’s current LTIP, equal in value on the grant date to 125% of his then current base salary.
If Mr. Zizelman is terminated by the Company without cause, or he terminates the Zizelman Employment Agreement and his employment for good reason, the Company (following receipt of a general release) shall be obligated to pay him severance equal to his annual base salary and target annual incentive. In addition, upon a termination without cause (or good reason termination), the Company must continue to cover his health and welfare benefits for a period of twelve months following such termination, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive.
Under the Zizelman Employment Agreement, Mr. Zizelman is entitled to be nominated for election to serve on the Company’s Board of Directors as long as the Zizelman Employment Agreement remains in effect. Mr. Zizelman is a nominee for election to the Board of Directors at the 2026 Annual Meeting of Shareholders.
Ms. Noblet Employment Agreement
On August 31, 2024, Stoneridge Electronics AB and Ms. Natalia Noblet entered into an employment contract for an indefinite term, effective September 2, 2024 (the “Noblet Employment Contract”). Ms. Noblet serves as President of Stoneridge Electronics.
Under the Noblet Employment Contract, Ms. Noblet receives a gross fixed monthly salary of €27,729.86, corresponding to a total gross annual base salary of €386,000, inclusive of holiday pay and a thirteenth‑month payment, subject to annual review. She is eligible to participate in the Company’s Annual Incentive Plan at a target of 60% of base salary and the Company’s Long‑Term Incentive Plan at a target of 60% of base salary, with awards granted at the discretion of the Compensation Committee. In connection with the commencement of her employment, Ms. Noblet received a €150,000 sign‑on bonus, payable one year following her start date subject to continued service, and a one-time, time-based equity award with a grant date value of $150,000, which vests in full on the second anniversary of the grant date, subject to continued employment.
The Compensation Committee approved this one-time equity award to facilitate Ms. Noblet’s recruitment, including to partially offset compensation and equity awards forfeited from her prior employer and to provide a retention incentive during her initial period of employment. This award was not intended to be part of Ms. Noblet’s ongoing compensation program.
Ms. Noblet participates in the Company’s customary benefit plans, such as group and hospitalization insurance and a supplementary pension plan. On February 25, 2025, the Company and Ms. Noblet entered into an addendum to the Noblet Employment Contract, which was fully executed on April 14, 2025, pursuant to which certain benefits were replaced with a monthly separate allowance of €6,926.84 (gross), which does not constitute part of base salary. The Noblet Employment Contract provides for a twelve‑month notice period if terminated by the Company and a six‑month notice period if terminated by Ms. Noblet, except in cases of gross misconduct. Ms. Noblet is also eligible to participate in the Company’s Executive Severance Plan and a Change in Control Agreement, subject to their respective terms and applicable law.
Where applicable, euro‑denominated amounts are presented in U.S. dollars elsewhere in this Proxy Statement using the December 31, 2025 USD/EUR exchange rate.
There are no other employment agreements in effect with any other NEO.
Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Horvath, Ms. Benedict, Mr. Kased and Ms. Noblet. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for twelve months and continue health and welfare benefits coverage over the same period of time. Severance protection for Mr. Zizelman is provided in his employment agreement, as described above.
Termination and Change in Control Payments
We have entered into change in control agreements with Mr. Horvath, Ms. Benedict, Mr. Kased, Ms. Noblet and certain other senior management employees. Change in control for Mr. Zizelman is provided in his employment agreement, as described above. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of the Company and our shareholders. Our termination and change in control provisions for the NEOs are summarized below in the “Potential Payments Upon Termination or Change in Control” table.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.
Share Ownership Guidelines
The Committee has established share ownership guidelines to further align the interests of our executive officers with those of shareholders. Under these guidelines, the President & Chief Executive Officer is expected to hold Company common shares with a value equal to five times annual base salary, and each other executive officer is expected to hold Company common shares with a value equal to three times annual base salary. For purposes of the guidelines, we include shares owned directly or indirectly, shares held through Company plans, and granted but unvested time-based shares, including time-based RSUs. Unvested performance-based awards and stock options are not included in the calculation. Executive officers are provided a five-year accumulation period, beginning on the date of the first grant following hire or promotion to a covered position, to achieve compliance. Until the applicable guideline is met, an executive officer is restricted from selling shares earned under a Company equity compensation plan; however, upon vesting, executive officers are permitted to have the Company withhold shares to satisfy applicable tax withholding obligations.

As of December 31, 2025, the executive officers who remained subject to the guidelines as of the filing of this Proxy Statement — Ms. Benedict and Ms. Noblet — had not yet satisfied their applicable ownership guidelines and were not projected to meet the applicable guideline within the five-year phase-in period absent additional share accumulation, such as retention of net shares from future vesting, open-market purchases or stock price appreciation. Mr. Zizelman, Mr. Horvath, and Mr. Kased are no longer subject to the guidelines following their respective changes in status. Mr. Zizelman ceased serving as President and Chief Executive Officer on April 1, 2026 and will resign effective May 20, 2026; Mr. Horvath resigned effective March 31, 2026; and Mr. Kased is no longer an executive officer. While serving as executive officers, each was subject to the same ownership guidelines and accumulation-period provisions described above.
The Compensation Committee has granted limited, time-bound exceptions in prior years to address personal circumstances; any such exceptions were narrowly tailored. The Compensation Committee reviews compliance at least annually.
Recovery Policy
To mitigate risk to the Company of awarding certain of its executives, including its NEOs, incentive compensation based on financial results that are subsequently restated, the Board has a Recovery Policy that complies with the final Securities and Exchange Commission and NYSE regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Recovery Policy provides for recoupment of incentive compensation in the event of an accounting restatement resulting from noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The policy can be found as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Recovery Policy has not been triggered following its adoption in 2023.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.
As part of the evaluation, the Compensation Committee reviews a compensation risk assessment prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance; the mix of short-term and long-term compensation; the maximum payout levels for short-term and long-term incentives; the distribution of compensation between equity and cash; and other factors that mitigate risk.
The Compensation Committee reviewed the compensation risk assessment at the May 2025 Compensation Committee meeting and determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The following Compensation Committee Report shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, shall not be deemed soliciting material, and shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the report by reference therein.
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Kim Korth, Chairperson
Ira C. Kaplan
William M. Lasky
Sheila Rutt

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2025.

	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
James Zizelman	2025	$900,000	$—	$2,256,621	$405,000	$31,448	$3,593,069
President & Chief Executive Officer	2024	$680,000	$—	$1,414,994	$102,000	$29,652	$2,226,646
	2023	$585,533	$—	$741,678	$398,179	$27,984	$1,753,374

Matthew R. Horvath	2025	$495,722	$—	$870,068	$156,153	$14,240	$1,536,183
Chief Financial Officer & Treasurer	2024	$474,375	$—	$493,545	$42,694	$13,998	$1,024,611
	2023	$412,500	$—	$868,258	$183,150	$13,416	$1,477,324

Susan C. Benedict	2025	$405,050	$—	$660,142	$109,364	$12,971	$1,187,527
Chief Human Resources Officer & Assistant General Counsel	2024	$387,608	$—	$403,261	$34,885	$12,660	$838,414
	2023	$337,050	$—	$804,824	$149,650	$14,232	$1,305,756

Natalia Noblet	2025	$473,772	$176,180	$320,870	$106,600	$174,032	$1,251,454
President Electronics (3)

Rajaey Kased	2025	$336,815	$—	$316,689	$63,153	$360	$717,017
President, Control Devices Division	2024	$328,600	$—	$205,106	$32,860	$220	$566,786
(1)The amounts included in the “Stock Awards” column represent the grant date fair value of time‑based RSUs and performance share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2025. In 2025, RSUs and performance share awards were granted to our NEOs. The performance share awards were expected to be earned at the target level when granted. The grant date fair value of the TSR performance share awards, assuming the maximum level of performance would be achieved, is $2,893,249 for Mr. Zizelman, $1,115,528 for Mr. Horvath, $846,380 for Ms. Benedict, $411,397 for Ms. Noblet, and $406,029 for Mr. Kased. These maximum values reflect the maximum number of performance shares (200% of target) multiplied by the TSR performance share grant date fair value per share determined using an independent valuation (per‑share fair value of $7.54 based on a stock price of $5.16). Please see the “Grants of Plan‑Based Awards for 2025” table for more information regarding the RSUs and performance share awards granted in 2025.
(2)In connection with Ms. Noblet’s recruitment, the Compensation Committee approved a one‑time sign‑on bonus to facilitate her transition into the role and to remain competitive in the external market. The sign‑on bonus was negotiated as part of Ms. Noblet’s initial employment agreement and was intended to offset compensation elements forfeited from her prior employer and support her acceptance of the position. The Committee viewed this payment as a non‑recurring award and not indicative of ongoing compensation levels. Under the terms of her employment agreement, the sign-on bonus is payable one year after her start date provided she remains employed; if she voluntarily leaves the Company within 12 months after receiving the sign‑on bonus, she is required to repay 100% of the sign‑on bonus.
(3)Amounts reported for Ms. Noblet were earned in euros and converted to U.S. dollars for purposes of the Summary Compensation Table using the December 31, 2025 USD/EUR exchange rate.
(4)The amounts shown for 2025 in the “All Other Compensation” column are comprised of the following:

Executive Officer	Automobile Allowance	401(k) Plan Match	Employer Pension Contributions (Non‑U.S.) (2)	Group Term Life Insurance Premiums	Tax Gross‑Ups / Tax Reimbursements (3)	Separate Allowance / Other Perquisites (1)	Total All Other Compensation
James Zizelman	$14,400	$14,000	$—	$3,048	$—	$—	$31,448
Matthew R. Horvath	$—	$14,000	$—	$240	$—	$—	$14,240
Susan C. Benedict	$—	$11,939	$—	$1,032	$—	$—	$12,971
Natalia Noblet	$—	$—	$70,592	$—	$6,692	$96,747	$174,032
Rajaey Kased	$—	$—	$—	$360	$—	$—	$360
(1) Allowance for Ms. Noblet. Pursuant to Ms. Noblet’s employment agreement, certain benefits and reimbursements were originally provided through separate arrangements, including meal and eco vouchers, a monthly car allowance, and a monthly home office cost allowance. Effective under an executed addendum to her employment agreement, these items were replaced with a single monthly separate allowance, payable monthly and subject to required withholdings. This separate allowance is not part of fixed salary, is not subject to indexation, and is not included in the calculation of holiday pay or any year‑end premium
(2) Represents employer pension contributions under applicable non‑U.S. retirement arrangements for Ms. Noblet
(3) Represents tax gross‑up payments provided to offset the tax impact of certain Company‑related expenses for Ms. Noblet

Grants of Plan-Based Awards in 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Executive Officer	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
James Zizelman		$450,000	$900,000	$1,800,000
	3/10/2025				95,930	191,860	383,720	156,976	$2,256,621
Matthew R. Horvath		$173,503	$347,005	$694,011
	3/10/2025				36,987	73,974	147,948	60,524	$870,068
Susan C. Benedict		$121,515	$243,030	$486,060
	3/10/2025				28,063	56,126	112,252	45,921	$660,142
Natalia Noblet		$142,132	$284,263	$568,527
	3/10/2025				13,640	27,281	54,562	22,320	$320,870
Rajaey Kased		$84,204	$168,408	$336,815
	3/10/2025				13,462	26,925	53,850	22,030	$316,689
(1)The amounts shown reflect awards granted under our 2025 AIP. In March 2025, the Compensation Committee approved the 2025 target AIP awards expressed as a percentage of the executive officer’s 2025 approved base salary. The Compensation Committee established a performance period for the 2025 AIP awards from January 1, 2025 to December 31, 2025. In March 2025, the Compensation Committee approved Company performance metrics and targets for the performance period. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2025 awards and performance measures.
(2)The amounts shown reflect grants of Performance Share awards made under our LTIP on March 10, 2025. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 55% of the awards for the performance period January 1, 2025 through December 31, 2027. The shares will vest on March 1, 2028, assuming the grantee is still employed on that date.
(3)The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 10, 2025. The time-based grant comprises 45% of the total LTIP award, and will vest on March 1, 2028, assuming the grantee is still employed on that date.
(4)The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

Outstanding Equity Awards at Year-End

						Stock Awards
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James Zizelman	19,363	(2)	$112,112	—	(6)	$—
	36,823	(3)	$213,205	22,501	(7)	$130,281
	156,976	(4)	$908,891	191,860	(8)	$1,110,869
Matthew R. Horvath	9,052	(2)	$52,411	—	(6)	$—
	12,844	(3)	$74,367	7,848	(7)	$45,440
	60,524	(4)	$350,434	73,974	(8)	$428,309
Susan C. Benedict	7,396	(2)	$42,823	—	(6)	$—
	10,494	(3)	$60,760	6,413	(7)	$37,131
	45,921	(4)	$265,883	56,126	(8)	$324,970
Natalia Noblet	22,320	(4)	$129,233	27,281	(8)	$157,957
	12,264	(5)	$71,009
Rajaey Kased	4,001	(2)	$23,166	—	(6)	$—
	5,338	(3)	$30,907	3,261	(7)	$18,881
	22,030	(4)	$127,554	26,925	(8)	$155,896
(1)Time‑based restricted share units (“RSUs”) and performance shares are settled following the completion of the applicable performance period and on the vesting dates indicated in the footnotes below. For performance shares, the actual number of shares earned depends on the achievement of applicable performance objectives. The reported value of outstanding RSUs and performance shares is based on the closing price of the Company’s common stock on December 31, 2025 ($5.79). In determining the number and value of performance shares, the Company’s performance through 2025 is measured against the threshold, target, and maximum performance levels for each award. If performance falls between levels, the payout is reflected at the next highest level.
(2)These time‑based restricted share units vested on March 2, 2026.
(3)These time‑based restricted share units are scheduled to vest on March 1, 2027.
(4)These time‑based restricted share units are scheduled to vest on March 1, 2028.
(5)These time‑based restricted share units are scheduled to vest on September 9, 2026.
(6)These performance share awards vested on March 2, 2026. Based on performance results for the applicable performance period, achievement levels for EPS, TSR, and ROIC were below threshold, and no shares were earned.
(7)These performance share awards are scheduled to vest on March 1, 2027, subject to the achievement of specified performance metrics. Based on current projections, performance for TSR, EPS, and ROIC is expected to be below threshold, and the table reflects threshold performance.
(8)These performance share awards are scheduled to vest on March 1, 2028, subject to the achievement of specified performance objectives. Based on current performance projections, achievement for TSR is expected to fall between threshold and target. Actual results may differ.

Shares Vested in 2025

			Stock Awards
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Number of Time-Based Phantom Shares on Vesting (#)	Value Realized on Vesting ($)
James Zizelman	11,035	—	$60,361
Matthew R. Horvath	6,423	29,103	$198,402
Susan C. Benedict	6,551	29,103	$199,102
Natalia Noblet	—	—	$—
Rajaey Kased	4,306	14,551	$105,185

Pension Benefits
We do not maintain any defined benefit pension plans for our NEOs. Accordingly, no amounts are reportable and a Pension Benefits table is not included.
Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.
As of December 31, 2025 no amounts were deferred by any of the NEOs. In addition, no NEO had any account balance, earnings, withdrawals or distributions under the plan as of December 31, 2025; accordingly no Nonqualified Deferred Compensation table is presented.
Potential Payments upon Termination or Change in Control
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement, we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•a change in control of the Company; and
•a triggering event:
◦the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
◦NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.
On April 13, 2023, we entered into a CIC Agreement with Mr. Zizelman as part of his employment agreement. The terms of this CIC Agreement are substantially similar to those described above.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Zizelman, Mr. Horvath, Ms. Benedict, Mr. Kased and Ms. Noblet:
•two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•two times the greater of the NEO’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
Mr. Zizelman’s severance protection is provided in his employment agreement. If Mr. Zizelman is terminated without cause, we will be obligated to pay an amount equal to the sum of one year of base salary and target annual incentive, and continue health and welfare benefits coverage for twelve months. No severance is payable if the NEO’s employment is terminated for cause.
Mr. Horvath, Ms. Benedict, Mr. Kased and Ms. Noblet participate in the Company Severance Plan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time.

Value of Payment Presuming Hypothetical December 31, 2025 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2025, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death	Retirement(3)
James Zizelman
Base Salary	$900,000	$1,800,000	$225,000	$—	$—
Annual Incentive Award	$900,000	$1,800,000	$—	$—	$—
Prorated Annual Incentive Award in Year of Termination	$405,000	$405,000	$405,000	$405,000	$405,000
Unvested and Accelerated Restricted Common Shares and Share Units	$488,645	$1,234,208	$1,234,208	$1,234,208	$1,234,208
Unvested and Accelerated Performance Shares	$681,020	$1,508,457	$1,508,457	$1,508,457	$1,508,457
Health and Welfare Benefits	$26,280	$52,559	$—	$—	$—
280G Reduction(1)	$—	$—	$—	$—	$—
Total	$3,400,945	$6,800,224	$3,372,665	$3,147,665	$3,147,665
Matthew R. Horvath
Base Salary	$495,722	$991,444	$—	$—	$—
Annual Incentive Award	$—	$694,011	$—	$—	$—
Prorated Annual Incentive Award in Year of Termination	$—	$156,153	$156,153	$156,153	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$192,288	$477,212	$477,212	$477,212	$—
Unvested and Accelerated Performance Shares	$267,415	$583,250	$583,250	$583,250	$—
Health and Welfare Benefits	$32,618	$65,236	$—	$—	$—
280G Reduction(1)	$—	$—	$—	$—	$—
Total	$988,044	$2,967,306	$1,216,615	$1,216,615	$—
Susan C. Benedict
Base Salary	$405,050	$810,100	$—	$—	$—
Annual Incentive Award	$—	$486,060	$—	$—	$—
Prorated Annual Incentive Award in Year of Termination	$—	$109,364	$109,364	$109,364	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$151,431	$369,466	$369,466	$369,466	$—
Unvested and Accelerated Performance Shares	$210,167	$451,568	$451,568	$451,568	$—
Health and Welfare Benefits	$1,032	$2,064	$—	$—	$—
280G Reduction(1)	$—	$—	$—	$—	$—
Total	$767,681	$2,228,622	$930,398	$930,398	$—
Natalia Noblet(4)
Base Salary	$473,772	$947,544	$—	$—	$—
Annual Incentive Award	$—	$568,527	$—	$—	$—
Prorated Annual Incentive Award in Year of Termination	$—	$106,600	$106,600	$106,600	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$83,237	$200,242	$200,242	$200,242	$—
Unvested and Accelerated Performance Shares	$52,652	$157,957	$157,957	$157,957	$—
Health and Welfare Benefits	$2,234	$4,468	$—	$—	$—
280G Reduction(1)(2)	$—	n/a	$—	$—	$—
Total	$611,895	$1,985,337	$464,799	$464,799	$—
Rajaey Kased
Base Salary	$336,815	$673,630	$—	$—	$—
Annual Incentive Award	$—	$336,815	$—	$—	$—
Prorated Annual Incentive Award in Year of Termination	$—	$63,153	$63,153	$63,153	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$76,198	$181,627	$181,627	$181,627	$—
Unvested and Accelerated Performance Shares	$105,457	$221,977	$221,977	$221,977	$—
Health and Welfare Benefits	$32,738	$65,476	$—	$—	$—
280G Reduction(1)	$—	$—	$—	$—	$—
Total	$551,208	$1,542,678	$466,757	$466,757	$—

(1)Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide that the executive shall receive the greater of the safe harbor amount or the aggregate parachute value less the applicable excise tax.
(2)No Section 4999 excise tax is reflected, as Ms. Noblet is not subject to U.S. federal income taxation on these payments and does not receive a U.S. W-2.
(3)Mr. Zizelman is retirement eligible. All other NEOs are not retirement eligible.
(4)Amounts for Ms. Noblet reflect euro‑denominated compensation converted to U.S. dollars using the December 31, 2025 USD/EUR exchange rate for consistency with other disclosures.

Pay Versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K (“Item 402(v)”) and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 28. The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”), who was our President and Chief Executive Officer, and our non-PEO Named Executive Officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 41, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. James Zizelman (our President & CEO) and Mr. Jon DeGaynor (our former President & CEO) for each corresponding year in the total compensation column of the summary compensation table. Mr. DeGaynor served as our CEO and President during 2021 through 2022. Mr. DeGaynor terminated employment on January 30, 2023. Mr. Zizelman was appointed CEO and President effective January 31, 2023.

	Summary Compensation Table Total for PEO 1 Mr. DeGaynor (b)	Summary Compensation Table Total for PEO 2 Mr. Zizelman (b)	Compensation Actually Paid for PEO 1 Mr. DeGaynor (c)	Compensation Actually Paid for PEO 2 Mr. Zizelman (c)	Average Summary Compensation Table total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Value of Initial Fixed $100 Investment as of 12/31/2020 based on
Year (a)							Comp- any TSR (f)	Peer Group TSR (g)(1)	Net Income ($000) (h)	Operating Income ($000) (i)
2025	$—	$3,593,069	$—	$3,746,984	$1,173,045	$1,210,302	$19	$74	$(102,835)	$(38,606)
2024	$—	$2,226,646	$—	$142,632	$2,649,647	$2,396,743	$21	$65	$(16,524)	$(381)
2023	$1,042,767	$1,753,374	$(2,996,326)	$1,625,610	$1,477,500	$708,151	$65	$86	$(5,183)	$12,836
2022	$3,910,284	$—	$6,075,757	$—	$2,278,770	$1,928,341	$71	$87	$(14,056)	$2,935
2021	$3,868,925	$—	$(3,306,918)	$—	$1,734,119	$(302,041)	$65	$120	$3,406	$15,411
(1) The peer group consists of the companies that make up the Dow Jones U.S. Auto Parts Index. We reviewed the methodology applied for the years 2022 and 2023, which were reported as 103 and 102, respectively. The values for 2022 and 2023 have been restated above to account for dividend adjustments, which aligns with the methodology used in other years.
Names of PEOs and Other NEOs (columns (b), (c), (d) and (e))
2025: PEO: Mr. Zizelman; Other NEOs: Mr. Horvath, Ms. Benedict, Mr. Kased and Ms. Noblet
2024: PEO: Mr. Zizelman; Other NEOs: Mr. Horvath, Ms. Benedict, Mr. Kased and Mr. Orsini
2023: PEOs: Mr. DeGaynor and Mr. Zizelman; Other NEOs: Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini
2022: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict
2021: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono
Adjustments to Calculate Compensation Actually Paid to PEO (column (c)) and Average Compensation Actually Paid to Other NEOs (column (e))
The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO (column (b)) and our Other NEOs (column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).

	PEO 2025 Mr. Zizelman	Other NEOs 2025
SCT Total Compensation	$3,593,069	$1,173,045
Deduct Amounts reported in SCT Stock Awards column	$(2,256,621)	$(541,942)
Equity Awards Granted during Fiscal Year:
Add Fair Value of Nonvested Awards as of Year End	$2,427,637	$583,013
Add/Subtract the Change in Fair Value from Prior Year End to Current Year End	$(17,101)	$(3,814)
Add/Subtract the Change in Fair Value from Prior Year End to Vesting Date	$—	$—
Compensation Actually Paid (CAP)	$3,746,984	$1,210,302
Total Shareholder Return (columns (f) and (g))
Total shareholder return assumes that dividends were reinvested on the day of issuance.
Peer Group Total Shareholder Return (column (g))
The peer group used in this disclosure is the Dow Jones U.S. Auto Parts Total Return Index, which is the same peer group used in Part II, Item 5 of our Form 10-K.
Net Income (column (h))
Net Income as reported in the Company’s Consolidated Statements of Income included in our Form 10-K.
Operating Income (column (i))
Operating income as reported in the Company’s Consolidated Statement of Income included in our Form 10-K. Operating income is referred to in our NEOs’ incentive programs (see page 32) in the Compensation Discussion and Analysis. Operating income was determined to be the most important financial performance measure linking CAP to Company performance for 2025 and therefore was selected as the 2025 “Company-Selected Measure” as defined in Item 402(v).
Performance Measures
The following list identifies the six most important performance measures used by our Compensation Committee to link CAP to our NEOs in 2025, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the Compensation Discussion and Analysis section. The measures in this list are not ranked.
•Operating Income
•Cash Flow
•Relative TSR
•Earnings Per Share
•Return On Invested Capital
•Individual Performance

Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of compensation actually paid to our PEOs and Other NEOs to (i) the Company’s net income, (ii) the Company’s operating income, (iii) the Company’s TSR and (iv) the peer group TSR based on the Dow Jones U.S. Auto Parts Total Return Index. CAP, as calculated in accordance with Item 402(v), reflects adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Shares at year end, as well as the projected and actual achievement of performance goals that do not include net income. These adjustments contributed significantly to the change in CAP reported for 2021 through 2025. The PEO compensation actually paid for 2023 in the graphs is the total combined amount for Mr. DeGaynor and Mr. Zizelman.

CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee.
Pursuant to SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of Mr. Zizelman, our CEO. Mr. Zizelman’s 2025 compensation of $3,593,069 is based on the following:
Salary: a salary of $900,000
Annual Incentive: of $405,000 based on company performance
Long-Term Incentive: the full value of his long-term incentive awards granted in 2025.
All Other Compensation: as reported in the Summary Compensation Table.
We determined that, as of December 31, 2025, our employee population consisted of approximately 4,200 individuals globally. We selected December 31, 2023, which was the last day of fiscal 2023, as the date upon which we would identify the median employee. The median employee is required to be updated only after the passage of three years or if recalculation would cause a material change in the ratio. For 2025, as permitted, we used the employee who was identified in 2023 as our median paid employee as that individual is still employed and there have been no significant changes to our global employee population.
Our median employee’s total annual compensation in 2025 was $12,939 1. Our CEO’s total annual compensation in 2025 for purposes of calculating the CEO pay ratio was $3,593,069. The ratio of our CEO’s total annual compensation compared to the total annual compensation of our median employee is 278 to 1. We also compared the CEO's 2025 total cash compensation to the total cash compensation of our median paid employee. The total cash compensation ratio is 103 to 1.
1Amounts reported are converted to U.S. dollars for purposes of the CEO Pay Ratio using the applicable December 31, 2025 USD/CNY exchange rate for the employee based in China
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the following chart.

2025 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$90,000
Annual Retainer-Chairman	$170,000
Additional Compensation:
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating & Corporate Governance Committee Chair	$13,000
Compliance & Ethics Committee Chair	$13,000
Equity Compensation
Date of grant value	$135,000
The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by its independent compensation consultant, and recommends changes to the full Board for approval, as appropriate. For 2025, the annual cash retainer and the annual equity grant was unchanged from 2024.
Under the Directors’ Restricted Shares Plan and 2025 Long Term Incentive Plan, non-employee directors may receive awards of restricted common shares. On March 10, 2025, the Company granted each non-employee director 10,000 restricted common shares under the Directors’ Restricted Shares Plan (grant-date fair value: $51,600), which vested on March 2, 2026. On May 13, 2025, the Company granted each non-employee director 16,194 restricted common shares under the 2025 Long Term Incentive Plan (grant-date fair value: $83,400), which are scheduled to vest on May 13, 2026.

Director Compensation Table

Non-Employee Director(1)	2025 Annual Cash Retainer	Committee Chair Fees	Fees Earned or Paid in Cash	Stock Awards ($)	Total Compensation ($)
Ira C. Kaplan	$90,000	$—	$90,000	$135,000	$225,000
Kim Korth	$90,000	$15,000	$105,000	$135,000	$240,000
William M. Lasky	$170,000	$13,000	$183,000	$135,000	$318,000
George S. Mayes, Jr.(2)	$45,000	$6,500	$51,500	$135,000	$186,500
Paul J. Schlather(2)	$45,000	$—	$45,000	$135,000	$180,000
Frank S. Sklarsky	$90,000	$20,000	$110,000	$135,000	$245,000
Sheila Rutt	$90,000	$6,500	$96,500	$135,000	$231,500
Carsten J. Reinhardt	$90,000	$—	$90,000	$135,000	$225,000
(1)The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)Mr. Mayes’ and Mr. Schlather’s tenure as directors ended at the 2025 Annual Meeting of Shareholders.
Director Share Ownership Guidelines
We maintain share ownership guidelines for our non-employee directors to further align their interests with those of shareholders. Under these guidelines, each non-employee director is expected to hold Company common shares with a value equal to four times the cash portion of the Board’s annual retainer. Directors are provided a five-year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance. Until the applicable guideline is met, a director is restricted from selling any common shares earned under a Company equity-based compensation plan. As of December 31, 2025, all non-employee directors had either met the applicable guideline or were on track to do so within the applicable five-year accumulation period.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Shares Plan previously provided a maximum annual limit for equity grants to any non‑employee director of 10,000 shares. Effective December 9, 2025, the Board terminated the Directors’ Restricted Shares Plan and as a result no further grants may be made and any remaining shares available for issuance were cancelled. Outstanding awards remain governed by their terms until vested and settled, canceled, or forfeited.
The 2025 Long‑Term Incentive Plan includes the Company’s annual non‑employee director compensation limit— the maximum value of Awards granted during a single fiscal year to any non‑employee director, taken together with any cash fees paid to that director during the fiscal year and the value of awards granted to that director under any other Company equity compensation plan during the fiscal year, may not exceed $350,000 (based on grant‑date fair value for financial reporting purposes); provided that this limit is $400,000 for any fiscal year in which a non‑employee director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board.

OTHER INFORMATION
Shareholders’ Proposals for 2027 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2027 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2027 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 10, 2026, for inclusion in our proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders.
Matters for Consideration at the 2027 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2027 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 23, 2027. If notice of a matter for consideration is not timely received, the proxies solicited by the Board of Directors for the 2027 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.
Universal Proxy Rule Deadline for the 2027 Annual Meeting of Shareholders
In addition to satisfying the requirements set forth under our Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, at the 2027 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, no later than 60 days prior to the one-year anniversary date of the 2026 Annual Meeting of Shareholders, which is March 20, 2027.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assist our officers and directors in preparing initial reports of ownership and reports of changes in ownership and file those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2025.
Interest in Matters to Be Acted Upon
The Company is not aware of any substantial interest, direct or indirect, by security holdings or otherwise, of any director, executive officer, nominee for election as a director, or associate thereof in any matter to be acted upon at the Annual Meeting other than the nominees have an interest in the election of directors and each executive officer and the Board has an indirect interest in the advisory vote on executive compensation to the extent compensation is addressed. No director, executive officer, or associate thereof has any material interest in the ratification of the Company’s independent registered public accounting firm. Finally, the approval of Amendment No. 1 to the 2025 Long-Term Incentive Plan may result in the granting of awards under such plan to directors and executive officers. Prior awards under the Company’s equity-incentive compensation plans are described in this proxy statement.

Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone, or Internet, the persons named in it will vote the common shares represented by that proxy at the Annual Meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the Annual Meeting to (i) elect directors as set forth under “Election of Directors”, and (ii) FOR (a) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and (b) the approval of the advisory resolution on executive compensation on the Say-on-Pay vote, and (c) approval of the Amendment No. 1 to the 2025 Long-Term Incentive Plan.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.
If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,
Robert M. Loesch
Secretary
Dated: April 9, 2026

Appendix A
AMENDMENT NO. 1
TO THE
STONERIDGE, INC.
2025 LONG-TERM INCENTIVE PLAN
This Amendment No.1 (the “Amendment”) to the Stoneridge, Inc. 2025 Long-Term Incentive Plan (the “LTIP”), is made as of March 17, 2026 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the LTIP, only after the effective date of this Amendment as described herein.
WHEREAS, the current LTIP, as previously approved by the Company’s Board of Directors and the Company’s shareholders, authorizes the issuance of 726,000 Company Common Shares under the LTIP;
WHEREAS, it is the desire of the Company to amend the LTIP, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for Awards under the LTIP; and
WHEREAS, the Board approved the Amendment on March 17, 2026, subject to approval by the Company’s shareholders.
NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the LTIP is amended as follows:
1. Amendment to Section 3(a) of the LTIP.
Section 3(a) of the LTIP is hereby amended and restated in its entirety as follows:
(a) Aggregate Shares Subject to the LTIP. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the LTIP is 3,376,000, which is also the maximum number of Shares which may be issued subject to Incentive Stock Options. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the fiscal year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the fiscal year, in each case, for such individual’s service on the Board shall not exceed a total value of $350,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes), provided that, for any fiscal year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, such limit shall be $400,000.
2. Amendment to Section 17 of the LTIP.
Section 17 of the LTIP is hereby amended and restated in its entirety as follows:
SECTION 17. Shareholder Approval; Effective Date of LTIP.
This LTIP (prior to the Amendment) was adopted by the Board on March 25, 2025, and approved by the Company’s shareholders on May 13, 2025. The Amendment was approved by the Board on March 17, 2026 and is subject to the approval by the holders of the Company’s outstanding Shares, in accordance with Applicable Law. The Amendment will become effective on the date of such shareholder approval.
3. Miscellaneous.
(a) Except as amended by this Amendment, the LTIP shall remain in full force and effect.
(b) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the LTIP.

STONERIDGE, INC.
2025 LONG-TERM INCENTIVE PLAN
SECTION 1.Purpose; Definitions.
The purpose of the Stoneridge, Inc. 2025 Long-Term Incentive Plan (the “LTIP”) is to promote the success of Stoneridge, Inc. (the “Company”) for the benefit of its shareholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders. The LTIP is effective as of the date set forth in Section 17.
(a)“Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under the LTIP.
(b)“Award” means any award of Stock Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Share Appreciation Rights or Other Share-Based Awards under the LTIP.
(c)“Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means, unless otherwise provided by the Committee, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause:
(1)misappropriation of funds from the Company or dishonesty in the course of fulfilling the Participant’s employment duties;
(2)conviction of a felony;
(3)commission of a crime or act or series of acts involving moral turpitude;
(4)commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company;
(5)violation of the Company’s Code of Conduct or other Company policy;
(6)breach of any material term of an employment agreement, if any;
(7)willful and repeated failure to perform the duties associated with the Participant’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Participant; or
(8)failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Participant or the Company.

The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
(f)“Change in Control” has the meaning set forth in Section 11(b).
(g)“Change in Control Price” has the meaning set forth in Section 11(d).
(h)“Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or other lawful guidance promulgated thereunder. Whenever a reference is made to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or similar purpose.
(i)“Committee” means any committee of the Board duly authorized by the Board to administer the LTIP; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two (2) or more Outside Directors. If no committee is duly authorized by the Board to administer the LTIP, the term “Committee” shall be deemed to refer to the Board for all purposes under the LTIP. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.
(j)“Company” means Stoneridge, Inc., an Ohio corporation, or any successor corporation.
(k)“Consultant” means any natural person who is an advisor or consultant or other service provider to the Company or any Subsidiary.
(l)“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.
(m)“Eligible Individual” means an employee of the Company, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)“Fair Market Value” means, as of a given date (in order of applicability): (i) the closing price of a Share on the principal exchange on which the Shares are then trading, if any, on the day immediately prior to such date, or if Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (A) the last sale price (if Shares are then listed as a National Market Issue under the NASD National Market System) or (B) if Shares are not then so listed, the mean between the closing representative bid and asked prices for Shares on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for Shares, on the day previous to such date, as determined in good faith by the Committee; or (iv) if Shares are not publicly traded, the fair market value established by the Committee acting in good faith.
(p)“Incentive Stock Option” means any Stock Option intended to be and designated as, and that otherwise qualifies as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.
(q)“Individual Agreement” means an employment or similar agreement between a Participant and the Company or one of its Subsidiaries.
(r)“LTIP” means this Stoneridge, Inc. 2025 Long-Term Incentive Plan, as amended from time to time.
(s)“Non-Employee Director” means a director or a member of the Board of the Company who is not an employee of the Company.
(t)“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
(u)“Other Share-Based Awards” means an Award granted pursuant to Section 11 that is valued, in whole or in part, by reference to, or is otherwise based on, Shares.
(v)“Participant” means an Eligible Individual to whom an Award has been granted pursuant to the LTIP.
(w)“Outside Director” means a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3) under Section 16(b) of the Exchange Act as then in effect or any successor provision and (b) “independent” under the listing standards or rules of the securities exchange upon which the Shares are traded, but only to the extent such independence is required to take the action at issue pursuant to such standards or rules.
(x)“Performance Shares” has the meaning set forth in Section 8.
(y)“Performance Share Units” has the meaning set forth in Section 8.
(z)“Restricted Shares” means an Award of Shares that is granted pursuant to Section 6 and is subject to restrictions.
(aa)“Restricted Share Units” means an Award of Restricted Share Units that is granted pursuant to Section 6 and is subject to restrictions.
(bb)“Section 16 Participant” means a Participant under the LTIP who is then subject to Section 16 of the Exchange Act.
(cc)“Share” means a common share, without par value, of the Company.
(dd)“Share Appreciation Right” means an Award of a right to receive an amount from the Company that is granted pursuant to Section 7.
(ee)“Stock Option” or “Option” means any option to purchase Shares that is granted pursuant to Section 5.
(ff)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain. For purposes of Section 409A of the Code “at least 50%” is to be used instead of “at least 80%” in applying the tests to determine whether a corporation is a service recipient.
(gg)“Termination of Service” means the termination of the applicable Participant’s employment with the Company or any Subsidiary, or performance of services as a Non-Employee Director or Consultant for the Company. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. If a Participant is granted a leave of absence by the Company or any Subsidiary, the Participant’s employment with the Company or such Subsidiary will not be considered terminated, and the Participant shall be deemed an employee of the Company or such Subsidiary during such approved leave of absence or any extension thereof granted by the Company or such Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.
SECTION 2.Administration.
The LTIP shall be administered by the Committee. The Committee shall have full power to interpret and administer the LTIP and full authority to select the individuals to whom Awards will be granted and to determine the type and amount of any Awards to be granted to each Participant, the consideration, if any, to be paid for any Awards, the timing of any Awards, the terms and conditions of any Award granted under the LTIP, and the terms and conditions of the related agreements that will be entered into with Participants. As to the selection of and grant of Awards to Participants who are not executive officers of the Company or any Subsidiary or Section 16 Participants, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with Applicable Law.
The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the LTIP, including the delegation of its responsibilities (to the extent permitted by Applicable Law) and the authority to establish sub-plans or specific guidelines of issuances outside of the United States, as it shall, from time to time, deem advisable; to interpret the terms and provisions of the LTIP and any Award issued under the LTIP (and any agreements relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; to waive any restrictions, conditions or limitations imposed on an Award (including any vesting conditions and performance conditions) at the time the Award is granted or at any time thereafter; and otherwise to supervise the administration of the LTIP.
Any interpretation or administration of the LTIP by the Committee, and all actions and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, Subsidiaries, affiliates, all Participants in the LTIP, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them.
To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the LTIP, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the Code of Regulations of the Company or the by-laws any of its affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the LTIP.

SECTION 3.Shares Subject to the LTIP. [Amended by Amendment No. 1]
(a)Aggregate Shares Subject to the LTIP. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the LTIP is 726,000, which is also the maximum number of Shares which may be issued subject to Incentive Stock Options. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the fiscal year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the fiscal year, in each case, for such individual’s service on the Board shall not exceed a total value of $350,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes), provided that, for any fiscal year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, such limit shall be $400,000.
(b)Forfeiture or Termination of Awards of Shares and Recycling. If any Shares subject to any Award granted hereunder are forfeited or an Award otherwise terminates or expires without the issuance of Shares, the Shares subject to that Award shall again be available for distribution in connection with future Awards under the LTIP as set forth in Section 3(a). The following Shares shall not be available for issuance under the LTIP: (i) Shares not issued due to a net settlement of a Stock Option or Share Appreciation Right; (ii) Shares used to pay the exercise price or for withholding purposes such as for Stock Options or Stock Appreciation Rights; (iii) Shares which the Company may repurchase on the open market with proceeds from a Stock Option exercise; (iv) Shares delivered to the Company to satisfy withholding requirements for Awards other than Stock Options and Share Appreciation Rights; or (v) other Shares acquired or retained in similar fashion.
(c)Adjustment. In the event of any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, acquisition, split-up, spinoff, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (an “Event”), and in the Committee’s opinion, such Event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LTIP or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, including, without limitation, adjust any or all of the following: (i) the number of Shares (or other securities or property) with respect to which Awards may be granted or awarded; (ii) the number of Shares (or other securities or property) subject to outstanding Awards; (iii) the grant or exercise price with respect to any Award; and (iv) the applicable limitations for grants to a Participant under Section 3. The Committee determination under this Section 3(c) shall be final, binding and conclusive. Any such adjustment made to an Incentive Stock Option shall be made in accordance with Section 424(a) of the Code and any adjustment to any other Award that is subject to Section 409A of the Code shall be made in accordance with Section 409A of the Code, unless otherwise determined by the Committee, in its sole discretion.
Upon the occurrence of an Event in which outstanding Awards are not to be assumed or otherwise continued following such an Event, the Committee may, in its discretion, terminate any outstanding Award without a Participant’s consent and (i) provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (or without any payment if the Fair Market Value of one Share on the date of the Event is less than the per share exercise price of a Stock Option or Share Appreciation Right) or the replacement of such Award with other rights or property selected by the Committee in its sole discretion and/or (ii) provide that such Award shall be exercisable (whether or not vested) as to all shares covered thereby for at least 10 days prior to such Event.
The existence of the LTIP, Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(d)Minimum Vesting Standards. Any Award granted under LTIP shall be subject to a minimum vesting period of at least one year. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting of Awards pursuant to Section 2 of the LTIP, and (ii) the Committee may grant Awards covering up to five percent (5%) of the total number of Shares authorized under this Plan without respect to the minimum vesting standards set forth in this paragraph (d).
(e)Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the LTIP. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the LTIP as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the LTIP. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the LTIP and shall not reduce the Shares authorized for grant under the LTIP (and Shares subject to such Awards shall not be added to the Shares available for Awards under the LTIP as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Individuals prior to such acquisition or combination.
SECTION 4.Eligibility.
All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the LTIP shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, only Eligible Individuals who are employees of the Company or its Subsidiaries are eligible to be granted Incentive Stock Options under the LTIP. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Individual.
SECTION 5.Stock Options.
(a)Grant. The Committee may grant Stock Options under such terms and conditions as shall be determined by the Committee. The Committee shall determine the individuals to whom, and the time or times at which, grants of Stock Options will be made, the number of Shares purchasable under each Stock Option, and the other terms and conditions of the Stock Option in addition to those set forth in Sections 5(b) and 5(c). Any Stock Option granted under the LTIP shall be in such form as the Committee may from time to time approve.
Stock Options granted under the LTIP may be of two types which shall be indicated on their face: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. Subject to Section 5(c) hereof, the Committee shall have the authority to grant to any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options.
(b)Terms and Conditions. Options granted under the LTIP shall be evidenced by an Award Agreement, shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the LTIP, as the Committee shall deem desirable:
(1)Option Price. The option price per share of Shares purchasable under a Non-Qualified Stock Option or an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Shares at the date of grant (or, with respect to an Incentive Stock Option, 110% of the Fair Market Value of the Shares at the date of grant in the case of a Participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).
(2)Option Term. The term of each Stock Option shall be determined by the Committee but shall not exceed ten years from the date the Option is granted (or, with respect to an Incentive Stock Options, five years in the case of a Participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).
(3)Exercise. Stock Options shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall determine as set forth in the applicable Award Agreement; except as provided in Section 5(b)(5) and Section 11.
(4)Method of Exercise. A Participant may exercise a Stock Option, in whole or in part, by giving to the Company written notice of exercise specifying the number of Shares to be purchased. That notice shall be accompanied by payment in full of the option price of the Shares for which the Stock Option is exercised, in cash or Shares or by check or such other instrument or pursuant to such other method as the Committee may accept. The value of each such Share surrendered or withheld shall be 100% of the Fair Market Value of the Shares on the date the Stock Option is exercised.
No Shares shall be issued on an exercise of a Stock Option until full payment has been made. A Participant shall not have rights to dividends or any other rights of a shareholder with respect to any Shares subject to a Stock Option unless and until the Participant has given written notice of exercise, has paid in full for those Shares, has given, if requested, the representation described in Section 15(a) and those Shares have been issued to the Participant.
(5)Termination of Service.
(i)Termination by Death. Subject to Sections 5(b)(3) and 5(c), if a Participant’s Termination of Service is by reason of death, any Stock Option held by that Participant shall become immediately and automatically vested and exercisable for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at grant) from the date of death by the Participant’s estate. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. Any unexercised Stock Options shall be forfeited if not exercised prior to the lapse of such two year period (or one year period with respect to Incentive Stock Options).
(ii)Termination by Reason of Disability. Subject to Sections 5(b)(3) and 5(c), if a Participant’s Termination of Service is by reason of Disability, any Stock Option held by that Participant shall become immediately and automatically vested and exercisable for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at grant) from the date of such Termination of Service by the Participant or the Participant’s duly authorized legal representative; and if the Participant dies within that two-year period (or such other period as the Committee may specify at or after grant), any unexercised Stock Option held by that Participant shall thereafter be exercisable by the estate of the Participant (acting through its fiduciary) for the duration of the two-year period from the date of the Participant’s Termination of Service. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. Any unexercised Stock Option shall be forfeited if not exercised within two year period (or one year period with respect to Incentive Stock Options).
(iii)Termination for Cause. Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a Participant’s Termination of Service is due to Cause, then any Stock Option held by the Participant will be forfeited and terminated immediately.
(c)Incentive Stock Options. Notwithstanding Sections 5(b)(5), an Incentive Stock Option shall be exercisable by (i) a Participant’s authorized legal representative (if the Participant is unable to exercise the Incentive Stock Option as a result of the Participant’s Disability) only if, and to the extent, permitted by Section 422 of the Code and (ii) by the Participant’s estate, in the case of death, or authorized legal representative, in the case of Disability, no later than ten years from the date the Incentive Stock Option was granted (in addition to any other restrictions or limitations that may apply). Anything in the LTIP to the contrary notwithstanding, no term or provision of the LTIP relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the LTIP be exercised, so as to disqualify the LTIP under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422 or any successor section thereto.
SECTION 6.Restricted Shares and Restricted Share Units.
(a)Grant. The Committee may grant Restricted Shares under such terms and conditions as shall be determined by the Committee. The Committee shall determine the individuals to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Restricted Shares to be awarded to each Participant, the price (if any) to be paid by the Participant (subject to Section 6(b)), the date or dates upon which Restricted Share Awards will vest and the period or periods within which those Restricted Share Awards may be subject to forfeiture, and the other terms and conditions of those Awards in addition to those set forth in Section 6(b). The Committee may condition the vesting of Restricted Shares upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion.
(b)Terms and Conditions. Restricted Shares awarded under the LTIP shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the provisions of the LTIP, as the Committee shall deem desirable. A Participant who receives a Restricted Share Award shall not have any rights with respect to that Award, unless and until the Participant has executed an agreement evidencing the Award in the form approved from time to time by the Committee and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of that Award.
(1)The purchase price (if any) for Restricted Shares shall be determined by the Committee at the time of grant.
(2)Awards of Restricted Shares must be accepted by executing an Award Agreement and paying the price (if any) that is required under Section 6(b)(1).
(3)The Committee shall determine in its discretion the manner of delivery of Restricted Shares subject to a Restricted Share Award. Such delivery may be in the form of one or more Share certificates, an electronic account entry into a new or existing account, or any other means the Committee in its discretion shall deem appropriate. If one or more physical certificates are issued, the certificate(s) shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award.
(4)If the Committee determines that delivery should be in the form of one or more Share certificates, the Committee shall require that the stock certificates evidencing such Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Share Award the Participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by that Award.
(5)Subject to the provisions of this LTIP and the Restricted Share Award agreement, during a period set by the Committee commencing with the date of any Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares covered by that Award.
(6)Except as provided in this Section 6(b)(6) and Section 6(b)(5) the Participant shall have, with respect to the Restricted Shares the right to vote the Shares.
(7)If a Participant’s Termination of Service is by reason of death, any Restricted Shares held by such Participant shall thereupon vest and all restrictions thereon shall lapse.
(8)If a Participant’s Termination of Service is by reason of Disability, any Restricted Shares held by such Participant shall thereupon vest and all restrictions thereon shall lapse.
(9)If a Participant’s Termination of Service is for a reason other than due to death or Disability (and other than for Cause), then upon such Termination of Service, the Participant’s Restricted Shares shall be forfeited.
(c)Restricted Share Units. The Committee may grant Restricted Share Units under such terms and conditions as shall be determined by the Committee. Restricted Share Units shall be subject to the same terms and conditions under this LTIP as Restricted Shares except as otherwise provided in this LTIP or as otherwise provided by the Committee and set forth in an applicable Award Agreement. Except as otherwise provided by the Committee and set forth in the applicable Award Agreement, a Restricted Share Unit shall be settled upon vesting and shall be settled by the payment of a single Share or cash equal to the Fair Market Value of such Share as of the settlement date. Restricted Share Units shall not be transferable and shall have no voting rights.

SECTION 7.Share Appreciation Rights.
(a)Grant. The Committee may grant Share Appreciation Rights under such terms and conditions as shall be determined by the Committee. The Committee shall determine the individuals to whom, and the time or times at which, grants of Share Appreciation Rights will be made, the number of Shares subject to a Share Appreciation Right, and the other terms and conditions of the Share Appreciation Right in addition to those set forth in Sections 7(b). Any Share Appreciation Right granted under the LTIP shall be in such form as the Committee may from time to time approve.
(b)Terms and Conditions. Share Appreciation Right granted under the LTIP shall be evidenced by an Award Agreement, shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the LTIP, as the Committee shall deem desirable:
(1)Base Price. The Base Price for each grant of Share Appreciation Right shall be determined by the Committee and shall be specified in the Award Agreement evidencing the Share Appreciation Right; provided, however, the Base Price shall not be less than 100% of the Fair Market Value of a Share as of the date of grant, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 3(c).
(2)Term. The term of a Share Appreciation Right shall be determined by the Committee but may not exceed ten years from the date the Share Appreciation Right is granted.
(3)Exercise. A Share Appreciation Rights shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall determine and as set forth in the Award Agreement.
(4)Method of Exercise. A Participant may exercise a Share Appreciation Right, in whole or in part, by giving written notice of the exercise to the Company, stating the number of Share Appreciation Rights the Participant has elected to exercise.
(5)Settlement of Share Appreciation Rights. Upon the exercise of an Share Appreciation Rights, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with paragraph (4) above, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) the excess of the Fair Market Value of a Share on the date of exercise over the Base Price and (b) the number of Shares with respect to which the Share Appreciation Rights, pursuant to a notice of exercise properly completed and submitted is exercised. Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement.
(6)Termination of Service.
(i) Termination by Death. Subject to 7(b)(3), if a Participant’s Termination of Service is by reason of death, any Share Appreciation Right held by that Participant shall become immediately and automatically vested and exercisable for a period of two years from the date of death by the Participant’s estate. Notwithstanding the foregoing, in no event will any Share Appreciation Right be exercisable after the expiration of the exercise period of such Option. Any unexercised Share Appreciation Right shall be forfeited if not exercised prior to the lapse of such two year period.

(ii)Termination by Reason of Disability. Subject to 7(b)(3), if a Participant’s Termination of Service is by reason of Disability, any Share Appreciation Right held by that Participant shall become immediately and automatically vested and exercisable for a period of two years from the date of such Termination of Service by the Participant or the Participant’s duly authorized legal representative; and if the Participant dies within that two-year period (or such other period as the Committee may specify at or after grant), any unexercised Share Appreciation Right held by that Participant shall thereafter be exercisable by the estate of the Participant (acting through its fiduciary) for the duration of the two-year period from the date of the Participant’s Termination of Service. Notwithstanding the foregoing, in no event will any Share Appreciation Right be exercisable after the expiration of the exercise period of such Option. Any unexercised Share Appreciation Right shall be forfeited if not exercised within two year period.
(iii)Termination for Cause. If a Participant’s Termination of Service is due to Cause, then any Share Appreciation Right held by the Participant will be forfeited and terminated immediately.
SECTION 8.Performance Shares and Performance Share Units.
(a)Grant. The Committee may grant Performance Shares and Performance Share Units under such terms and conditions as shall be determined by the Committee. The Committee shall determine the individuals to whom, and the time or times at which, grants of Performance Shares and/or Performance Units will be made, the number of Performance Shares and/or Performance Units to be awarded to a Participant, the price (if any) to be paid by the Participant, the performance conditions which must be satisfied for the Performance Shares and/or Performance Units to vest, the Performance Shares and/or Performance Units applicable performance periods, the conditions under which Performance Shares and Performance units shall be subject to forfeiture, and such other terms and conditions as determined by the Committee in addition to those set forth in Section 7(b).
(b)Terms and Conditions.
(1)A Performance Share or Performance Share Unit is equivalent in value to a Share.
(2)Performance Goals. For each Award of Performance Shares or Performance Share Units, the Committee shall establish performance goals for the Company, its Subsidiaries, and/or divisions of any of foregoing, using the performance criteria. Unless previously canceled or reduced, to the extent Performance Shares and Performance Share Units remain unvested at the conclusion of an applicable performance period, such Performance Shares and Performance Share Units shall be forfeited without further action by the Committee.
(3)Form and Timing of Payment of Performance Shares and Performance Share Units. As soon as practicable after the applicable performance period has ended and all other conditions (other than Committee actions), the Committee shall determine whether and the extent to which the applicable Performance Goals were met for the applicable Performance Shares and Performance Share Units and shall certify such results. If Performance Goals have been met, then the number of vested Performance Shares shall no longer be subject to any restrictions and shall be freely transferable and the number of vested Performance Share Units shall be distributed in a like number of Shares, cash equivalent or combination of both as provided for in the applicable Award Agreement, as soon as reasonably administratively possible but not later than the 15th day of the third month of the year immediately following the year in which the Performance Share Units vested.

(c)Termination due to Death or Disability. If a Participant’s Termination of Service is by reason of death or Disability during a performance period, the Participant shall receive a lump sum payout, in cash and/or Shares as determined by the Committee, of the related outstanding Performance Shares and Performance Share Units calculated as if all unfinished performance periods had ended and one hundred percent (100%) of the performance goals are achieved at target level. The vested Performance Shares Units shall be immediately settled in a like number of Shares, cash equivalent or combination of both as provided for in the applicable Award Agreement, as soon as reasonably administratively possible but not later than the 15th day of the third month of the year immediately following the year in which the Performance Share Units vested.
(d)Termination of Service for Other than Death or Disability. If a Participant’s Termination of Service during is for reasons other than due to death or Disability (and other than for Cause), then upon such Termination of Service, then Participant’s Performance Shares and Performance Share Units shall be forfeited.
(e)Termination of Service for Cause. If a Participant’s Termination of Service is for Cause, then the Participant’s Performance Shares and Performance Share Units shall be forfeited.
(f)Non-transferability. Performance Shares and Performance Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
SECTION 9.Other Share-Based Awards.
The Committee may grant Other Share-Based Awards, not otherwise specified in the LTIP, under such terms and conditions as shall be determined by the Committee. At the time Other Share-Based Awards are granted, the Committee shall determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be awarded, the number of such Other Share Based Awards, the consideration, if any, to be paid for such Other Share-Based Awards, and all other terms and conditions of the Awards as determined by the Committee and set forth in an applicable Award Agreement.
SECTION 10.Dividends and Dividend Equivalents.
(a)No Payment of Dividends or Dividend Equivalents on Options and Share Appreciation Rights. No dividends or dividend equivalents may accrue or be paid with respect to Options and Share Appreciation Rights.
(b)Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. The terms of any right to dividends shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividends shall be credited with interest or deemed to be reinvested in additional shares of Restricted Stock. If the Committee grants the right of a Participant to receive dividends declared on Shares subject to an unvested Award of Restricted Stock, then such dividends shall be subject to the same performance conditions and/or service conditions, as applicable, as the underlying Award.
(c)Payment of Dividend Equivalents on Awards Other than Options, Share Appreciation Rights and Restricted Stock. Except for Options, Share Appreciation Rights and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents shall be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend

Equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.
SECTION 11.Change In Control Provision.
(a)Impact of Event. Unless otherwise provided in an Award agreement, following the effective date of a Change in Control as defined in Section 11(b) in which outstanding Awards are not terminated in accordance with Section 3(c) of the LTIP and are assumed or substituted for by the successor company (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s continuous service with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement, the following shall apply:
(1)Any Stock Options awarded under the LTIP not previously exercisable and vested shall become fully exercisable and vested upon either: (i) the involuntary Termination of Service of the Participant by the Company other than for Cause or (ii) the voluntary Termination of Service by the Participant for a Good Reason;
(2)Any Share Appreciation Rights shall become immediately exercisable upon either: (i) the involuntary termination of service of the Participant by the Company other than for Cause or (ii) the voluntary termination of service by the Participant for a Good Reason;
(3)The restrictions applicable to any Restricted Shares or Restricted Share Units, Performance Shares or Performance Share Units, and Other Share-Based Awards shall lapse and such Shares and Awards shall be deemed fully vested upon either: (i) the involuntary Termination of Service of the Participant by the Company other than for Cause or (ii) the voluntary Termination of Service by the Participant for a Good Reason; and
(4)The payout of Performance Shares and Performance Share Units shall be based on the greater of actual performance through the Participant’s Termination of Service or target performance.
(5)Notwithstanding any provision of this Section 11(a) to the contrary, any Award which is subject to Section 409A of the Code shall be settled in accordance with the terms of the grant without regard to the Change in Control unless the Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and such termination of employment occurs within two years after such Change in Control.
(b)Definition of Change in Control. For purposes of Section 11(a), a “Change in Control” means the occurrence of any of the following:
(i) the Board or shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company immediately prior to the transaction giving rise to the consolidation or merger owning less than 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;
(ii) the Board or shareholders of the Company approve the sale of substantially all of the assets of the Company (other than the sale of assets to a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee) or the liquidation or dissolution of the Company;

(iii) any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities; or
(iv) during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.
Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.
(c)Definition of Good Reason. For purposes of Section 11(a), a Participant will be considered to have terminated employment for “Good Reason” if such termination is due to any one or more of the following listed conditions (with each occurrence of such a condition being considered a separate Good Reason) within two years following a Change in Control provided that the Participant terminates employment within two years following the initial occurrence of such condition and provided further that the Participant provides notice to the Company of such condition within 90 days following the initial occurrence of such condition and gives the Company at least 30 days to cure such condition:
(1)A material diminution in the Participant’s base compensation.
(2)A material diminution in the Participant’s authority, duties, or responsibilities.
(3)A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board.
(4)A material diminution in the budget over which the Participant retains authority.
(5)A material change in the geographic location at which the Participant must perform the services.
(6)Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.
SECTION 12.Deferral of Payment.
If and to the extent permitted by and in accordance with Section 409A of the Code, installment or deferred payments under an Award may be required by the Committee or permitted at the election of the Participant on terms and conditions approved by the Committee, including without limitation the ability to defer payment of Awards pursuant to any deferred compensation plan maintained by the Company or a Subsidiary.

SECTION 13.Clawback Provisions.
All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy, including any clawback policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.
SECTION 14.Amendments and Termination.
The Board may at any time, in its sole discretion, amend, alter or discontinue the LTIP, but no such amendment, alteration or discontinuation shall be made that would (i) impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or (ii) require shareholder approval under any Applicable Law, unless such shareholder approval is received. The Company shall submit to the shareholders of the Company for their approval any amendments to the LTIP which are required by Section 16 of the Exchange Act or the rules and regulations thereunder or the listing standards of an exchange or market on which the Shares are listed and/or traded to be approved by the shareholders.
Without the prior approval of the Company’s shareholders and except as provided for in Section 3(c), no Option or Share Appreciation Award may be (i) amended to reduce the Exercise Price or the Base Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or Share Appreciation Award with a lower Exercise Price or Base Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Base Price of the Share Appreciation Award is greater than the current Fair Market Value of a Share.
The Committee may at any time, in its sole discretion, amend the terms of any Award, but no such amendment shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent; nor shall any such amendment be made which would make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant holding the Award without the Participant’s consent.
Subject to the above provisions, the Board shall have all necessary authority to amend the LTIP to clarify any provision or to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
SECTION 15.Unfunded Status of LTIP.
The LTIP is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give that Participant any rights that are greater than those of a general creditor of the Company. The adoption of the LTIP and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the LTIP. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the LTIP.
SECTION 16.General Provisions.
(a)Participant Representation. The Committee may require each Participant acquiring Shares pursuant to an Award under the LTIP to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The certificates for any such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.
All Shares or other securities delivered under the LTIP shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates for those Shares to make appropriate reference to such restrictions.
(b)Transferability of Awards. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. Notwithstanding the foregoing, ISOs may only be transferred by will or the laws of descent and during the lifetime of the Participant may only be exercised by the Participant in accordance with Code Section 422 and the applicable regulations thereunder. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this paragraph (b) shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
(c)Other Arrangements. Nothing contained in this LTIP shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)No Right to Employment. Neither the adoption of the LTIP, nor its operation, nor any document describing, implementing or referring to the LTIP, or any part thereof, shall confer upon any Participant under the LTIP any right to continue in the employ, or as a director, of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment, or service as a director, of any Participant under the LTIP at any time with or without assigning a reason therefor, to the same extent as the Company or any Subsidiary might have done if the LTIP had not been adopted.
(e)Transfers. For purposes of this LTIP, a transfer of a Participant between the Company and its Subsidiaries shall not be deemed a Termination of Service.
(f)Taxes. No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any award under the LTIP, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to that amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Shares, including unrestricted Shares previously owned by the Participant or Shares that are part of the Award that gives rise to the withholding requirement, provided that the Fair Market Value of such Shares shall not exceed the maximum statutory withholding obligation. Notwithstanding the foregoing, any right by a Section 16 Participant to elect to settle any tax withholding obligation with Shares that are part of an Award must be set forth in the agreement evidencing the Award or be approved by the Committee, in its sole discretion. The obligations of the Company under the LTIP shall be conditional on those payments or arrangements and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise payable to the Participant.
(g)Governing Law. The LTIP, all Awards made and actions taken thereunder and any agreements relating thereto shall be governed by and construed in accordance with the laws of the State of Ohio.
(h)Plan Document Controls. All agreements entered into with Participants pursuant to the LTIP shall be subject to the terms of this LTIP.
(i)Awards May Vary. The provisions of Awards need not be the same with respect to each Participant.

(j)Section 409A of the Code. In the event that an Award granted pursuant to the LTIP shall constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, the terms of the LTIP as they apply to such Award shall be interpreted to comply with Section 409A of the Code. To the extent that an Award which is subject to Section 409A shall be payable to a Participant who is a “specified employee” on account of his “separation from service” as such terms are defined in Section 409A, such payment shall not occur until the date which is six (6) months and one (1) day after the Participant’s separation from service. To the extent applicable, it is intended that the LTIP and all Awards hereunder comply with the requirements of Section 409A of the Code, and the LTIP and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the LTIP or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such changes to the LTIP or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Notwithstanding the foregoing or anything elsewhere in the LTIP or an Award Agreement to the contrary unless the Committee shall otherwise expressly provide, if Section 409A applies the term “disability” shall have the meaning given to such term under Section 409A and the regulations and guidance issued thereunder. The Company makes no guarantee concerning tax treatment and the Participant will be solely responsible for any taxes incurred.
(k)Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the LTIP, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the LTIP solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the LTIP, not inconsistent with the intent of the LTIP, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the LTIP as in effect for any other purpose.
(l)Substitute Awards in Corporate Transactions. Nothing contained in the LTIP shall be construed to limit the right of the Committee to grant Awards under the LTIP in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the LTIP to an employee or director of another corporation who becomes an Eligible Individual pursuant to Section 4 of the LTIP by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the LTIP solely to the extent the Committee deems necessary for such purpose. Unless otherwise determined by the Committee, such substitute Award shall not be deemed to deplete the number of Shares available for Awards pursuant to Section 3 nor reduce the number of Shares under the term of the LTIP.
SECTION 17.Shareholder Approval; Effective Date of LTIP. [Amended by Amendment No. 1]
This LTIP was adopted by the Board of Directors on March 25, 2025, and is subject to the approval by the holders of the Company’s outstanding Shares, in accordance with Applicable Law. This LTIP will become effective on the date of such shareholder approval.
SECTION 18. Term of LTIP.
No Award shall be granted pursuant to the LTIP on or after May 10, 2035, but Awards granted prior to such date may extend beyond that date.

Appendix B
Regulation G Non-GAAP Financial Measure Reconciliations
Description of Non-GAAP Metrics
Pursuant to Regulation G and Item 10(e) of Regulation S-K, the Company is hereby providing (i) definitions of non-GAAP financial metrics that are used in the sections of the proxy statement under the heading “Compensation Discussion & Analysis—Annual Incentive Awards” (ii) reconciliations of these metrics to the most directly comparable GAAP measures.
The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the Company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.
Reconciliations for the non-GAAP financial measures referenced within this proxy statement to the most directly comparable GAAP measures are set forth below:
Reconciliation of Adjusted Operating Income (Loss)

2025 (USD in millions)	Consolidated	Electronics	Control Devices
Operating Income (Loss)	$(38.6)	$14.3	$(17.9)

Add: Pre-Tax Business Realignment Costs	6.4	3.8	0.7
Add: Pre-Tax Strategic Review Costs	6.0	—	—
Add: Pre-Tax Share-Based Compensation Accelerated Vesting	0.3	—
Add: Pre-Tax Impairment of Control Devices Assets	21.6	—	21.6
Add: Pre-Tax Annual Incentive Compensation Costs(1)	2.7	0.9	0.5
Adjusted Operating Income (Loss)	$(1.5)	$19.0	$4.9
(1) Pre-Tax Annual Incentive Compensation Costs are specific to the calculation of adjusted operating income metric for purposes of the Annual Incentive Plan.
Reconciliation of Adjusted Cash Flow

2025 (USD in millions)	Consolidated	Electronics(1)	Control Devices(1)
Net Cash Provided by Operating Activities	$34.0	$36.0	$25.1

Capital Expenditures, including Intangibles	(21.9)	(8.0)	(8.4)
Proceeds from Sale of Fixed Assets	0.4	—	—
Business Realignment Costs	6.4	3.8	0.7
Strategic Review Costs	0.7	—	—
Intercompany Adjustments	—	4.6	(4.4)
Adjusted Cash Flow	$19.7	$36.4	$12.9
(1) Segment (Electronics and Control Devices) net cash provided by operating activities are non-GAAP financial measures and are internally derived based on based segment financial results. GAAP cash flow is not reported by segment.
B-1

39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 18, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V91506-P45279

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Aron R. English
02) Ira C. Kaplan
03) Kim Korth
04) William M. Lasky
05) Natalia Noblet
06) Carsten J. Reinhardt
07) Sheila Rutt
08) Frank S. Sklarsky
09) James Zizelman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2026.	☐	☐	☐
3. Approval, on advisory basis, of the 2025 compensation of the Company's named executive officers.	☐	☐	☐
4. Approval of Amendment No. 1 to the 2025 Long-Term Incentive Plan to increase the number of shares available for issuance.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 9, 2026 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V91507-P45279

STONERIDGE, INC.
Annual Meeting of Shareholders
May 19, 2026 11:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints Natalia Noblet, James Zizelman and Susan C. Benedict, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 19, 2026, via live webcast at www.virtualshareholdermeeting.com/SRI2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side